SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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POLYONE CORPORATION
(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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POLYONE CORPORATION

Notice of 2007
Annual Meeting of Shareholders
and Proxy Statement

POLYONE CORPORATION

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

The Annual Meeting of Shareholders of PolyOne Corporation will be held at The Forum Conference and Education Center, 1375 E. Ninth Street, Cleveland, Ohio at 9:00 a.m. on Thursday, May 10, 2007. The purposes of the meeting are:

1. To elect Directors;

2.	To ratify the appointment of Ernst & Young LLP as PolyOne Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3.	To consider and transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on March 12, 2007 are entitled to notice of and to vote at the meeting.

For the Board of Directors

Wendy C. Shiba
Senior Vice President, Chief Legal
Officer and Secretary

March 21, 2007

POLYONE CORPORATION
PolyOne Center
33587 Walker Road
Avon Lake, Ohio 44012

PROXY STATEMENT
Dated March 21, 2007

Our Board of Directors respectfully requests your proxy for use at the Annual Meeting of Shareholders to be held at The Forum Conference and Education Center, 1375 E. Ninth Street, Cleveland, Ohio at 9:00 a.m. on Thursday, May 10, 2007, and at any adjournments of that meeting. This proxy statement is to inform you about the matters to be acted upon at the meeting.

If you attend the meeting, you may vote your shares by ballot. If you do not attend, your shares may still be voted at the meeting if you sign and return the enclosed proxy card. Common shares represented by a properly signed card will be voted in accordance with the choices marked on the card. If no choices are marked, the shares will be voted to elect the nominees listed on pages 3 through 4 of this proxy statement and to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. You may revoke your proxy before it is voted by giving notice to us in writing or orally at the meeting. Persons entitled to direct the vote of shares held by the following plans will receive a separate voting instruction card: The PolyOne Retirement Savings Plan, DH Compounding Company Savings and Retirement Plan and Trust and PolyOne Canada Inc. Retirement Plan. If you receive a separate voting instruction card for one of these plans, you must sign and return the card as indicated on the card in order to instruct the trustee on how to vote the shares held under the plan. You may revoke your voting instruction card before the trustee votes the shares held by it by giving notice in writing to the trustee.

Shareholders may also submit their proxies by telephone or over the Internet. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Instructions for voting by telephone and over the Internet are printed on the proxy cards.

We are mailing this proxy statement and the enclosed proxy card and, if applicable, the voting instruction card, to shareholders on or about March 26, 2007. Our headquarters are located at PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012 and our telephone number is (440) 930-1000.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors currently consists of ten Directors. Each Director serves for a one-year term and until a successor is duly elected and qualified, subject to the Director’s earlier death, retirement or resignation. Our Corporate Governance Guidelines provide that all non-employee Directors will retire from the Board not later than the first Annual Meeting of Shareholders following the Director’s 70th birthday. In accordance with these Guidelines, Mr. Embry will retire from the Board at the 2007 Annual Meeting of Shareholders. Following Mr. Embry’s retirement, our Board will consist of nine Directors.

A shareholder who wishes to suggest a Director candidate for consideration by the Compensation and Governance Committee must provide written notice to our Secretary in accordance with the procedures specified in Regulation 12 of our Regulations. Generally, the Secretary must receive the notice not less than 60 nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting. The notice must set forth, as to each nominee, the name, age, principal occupations and employment during the past five years, name and principal business of any corporation or other organization in which such occupations and employment were carried on, and a brief description of any arrangement or understanding between such person and any others pursuant to which such person was selected as a nominee. The notice must include the nominee’s signed consent to serve as a Director if elected. The notice must set forth the name and address of, and the number of our common shares owned by, the shareholder giving the notice and the beneficial owner on whose behalf the nomination is made and any other shareholders believed to be supporting such nominee.

Following are the nominees for election as Directors for terms expiring in 2008 and a description of the business experience of each nominee. Each of the nominees is a current member of the Board. The reference below each Director’s name to the term of service as a Director includes the period during which the Director served as a Director of The Geon Company (“Geon”) or M.A. Hanna Company (“M.A. Hanna”), each one of our predecessors. The information is current as of March 21, 2007.

J. Douglas Campbell Director since 1993 Age — 65	Retired Chairman and Chief Executive Officer of ArrMaz Custom Chemicals, Inc., a specialty mining and asphalt additives and reagents producer. Mr. Campbell served in this capacity from December 2003 until the company was sold in July 2006. Mr. Campbell served as President and Chief Executive Officer and was a Director of Arcadian Corporation, a nitrogen chemicals and fertilizer manufacturer, from December 1992 until the company was sold in 1997.

Carol A. Cartwright Director since 1994 Age — 65	Retired President of Kent State University, a public higher education institution. Ms. Cartwright served in this capacity from 1991 until her retirement in July 2006. Ms. Cartwright serves on the Boards of Directors of KeyCorp, FirstEnergy and The Davey Tree Expert Company.

Gale Duff-Bloom Director since 1994 Age — 67	Retired President of Company Communications and Corporate Image of J.C. Penney Company, Inc., a major retailer. Ms. Duff-Bloom served in this capacity from June 1999 until her retirement in April 2000. From 1996-June 1999, Ms. Duff-Bloom served as President of Marketing and Company Communications of J.C. Penney.

Richard H. Fearon Director since 2004 Age — 51	Executive Vice President, Chief Financial and Planning Officer of Eaton Corporation, a global manufacturing company, since April 2002. Mr. Fearon served as a Partner of Willow Place Partners LLC from 2001-2002 and was the Senior Vice President — Corporate Development for Transamerica Corporation from 1995-2000.

Robert A. Garda Director since 1998 Age — 68	Retired Director of McKinsey & Company, Inc., a management consulting firm. Mr. Garda served in this capacity from 1978-1994. He served as an Executive-in-Residence of The Fuqua School of Business, Duke University, from 1997-2005, as an independent consultant from 1995-1997 and as President and Chief Executive Officer of Aladdin Industries from 1994-1995. Mr. Garda serves on the Boards of Directors of Edge Seal Technologies and Ryan Herco Flow Solutions.

Gordon D. Harnett Director since 1997 Age — 64	Retired Chairman, President and Chief Executive Officer of Brush Engineered Materials Inc., an international supplier and producer of high performance engineered materials. Mr. Harnett served in this capacity from 1991 until his retirement in May 2006. Mr. Harnett serves on the Boards of Directors of The Lubrizol Corporation and EnPro Industries, Inc.

Edward J. Mooney Director since 2006 Age — 65	Retired Chairman and Chief Executive Officer of Nalco Chemical Company, a specialty chemicals company. Mr. Mooney served in this capacity from 1994-2000. Mr. Mooney also served as Déléqué Général — North America, of Suez Lyonnaise des Eaux from 2000-2001, following its acquisition of Nalco. Mr. Mooney serves on the Boards of Directors of FMC Corporation, FMC Technologies, Inc., Northern Trust Corporation and Cabot Microelectronics Corporation.

Stephen D. Newlin Director since 2006 Age — 54	Chairman, President and Chief Executive Officer of PolyOne since February 2006. Mr. Newlin served as President — Industrial Sector of Ecolab, Inc., a global developer and marketer of cleaning and sanitizing specialty chemicals, products and services from 2003-2006. Mr. Newlin served as President and a director of Nalco Chemical Company, a manufacturer of specialty chemicals, services and systems, from 1998-2001 and was Chief Operating Officer and Vice Chairman from 2000-2001. Mr. Newlin serves on the Board of Directors of Black Hills Corporation.

Farah M. Walters Director since 1998 Age — 62	Lead Director of our Board of Directors since May 2006 and President and Chief Executive Officer of QualHealth, LLC, a healthcare consulting firm that designs healthcare delivery models, since 2005. From 1992 until her retirement in June 2002, Ms. Walters was the President and Chief Executive Officer of University Hospitals Health System and University Hospitals of Cleveland.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Independence

Our Corporate Governance Guidelines require that a substantial majority of the members of our Board of Directors be “independent” under the listing standards of the New York Stock Exchange (NYSE). To be considered “independent,” the Board of Directors must make an affirmative determination that the Director has no material relationship with us other than as a Director, either directly or indirectly (such as an officer, partner or shareholder of another entity that has a relationship with us or any of our subsidiaries). In each case, the Board of Directors considers all relevant facts and circumstances in making an independence determination.

A Director will not be deemed to be “independent” if, within the preceding three years:

(a) the Director was our employee, or an immediate family member of the Director was either our executive officer or the executive officer of any of our affiliates;

(b) the Director received, or an immediate family member of the Director received, more than $100,000 per year in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation was not contingent in any way on continued service);

(c) the Director, or an immediate family member of the Director, is a current partner of Ernst & Young LLP, our external auditor or within the last three years was a partner or employee of Ernst & Young LLP and personally worked on our audit during that time;

(d) the Director was employed, or an immediate family member of the Director was employed, as an executive officer of another company where any of our present executive officers serve on that company’s compensation committee; or

(e) the Director was an executive officer or an employee, or an immediate family member of the Director was an executive officer, of a company that makes payments to, or receives payments from, us for property or services in an amount which, in any single fiscal year, exceeds the greater of $1,000,000, or 2% of such other company’s consolidated gross revenues.

An “immediate family member” includes a Director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such Director’s home.

A Director’s service as an executive officer of a not-for-profit organization will not impair his or her independence if, within the preceding three years, our charitable contributions to the organization in any single fiscal year, in the aggregate, did not exceed the greater of $1,000,000 or 2% of that organization’s consolidated gross revenues.

The NYSE “independent director” listing standards also provide that employment as an interim Chairman, Chief Executive Officer or other officer will not disqualify a director from being considered independent following that employment. William F. Patient, our former Director, ceased serving as interim Chief Executive Officer on February 21, 2006.

The Board of Directors determined that J. Douglas Campbell, Carol A. Cartwright, Gale Duff-Bloom, Wayne R. Embry, Richard H. Fearon, Robert A. Garda, Gordon D. Harnett, Edward J. Mooney, William F. Patient, and Farah M. Walters are independent under the NYSE “independent director” listing standards. In making this determination, the Board reviewed significant transactions, arrangements or relationships that a Director might have with our customers or suppliers.

Lead Director

Our independent Directors meet regularly in executive sessions. In 2006, the Board of Directors amended our Corporate Governance Guidelines to allow the independent directors to designate a lead director to preside at executive sessions. The Lead Director acts as the key liaison between the independent directors and the Chief Executive Officer and is responsible for coordinating the activities of the other independent directors and for performing various other duties as may from time to time be determined by the independent directors. In May 2006, the Board elected Ms. Walters to serve as the Lead Director. Mr. Patient served as our Lead Director from February 2006 until his retirement in May 2006.

Board Attendance

The Board met eight times during 2006, the calendar year being our fiscal year. Each Director is expected to attend the Annual Meeting of Shareholders. In 2006, all of our Directors attended the Annual Meeting of Shareholders.

Committees of the Board of Directors; Attendance

As of the date of this proxy statement, our Board has ten directors and the following four committees: the Audit Committee, the Compensation and Governance Committee, the Environmental, Health & Safety Committee and the Financial Policy Committee. The following table sets forth the membership of the standing committees of our Board of Directors, as of the date of this proxy statement, and the number of times each committee met in 2006. The current function of each committee is described below.

			Compensation &		Environmental,
			Governance		Health &		Financial
Director	Audit Committee		Committee		Safety Committee		Policy Committee
Mr. Campbell			X		X		X	*
Ms. Cartwright	X		X
Ms. Duff-Bloom			X		X		X
Mr. Embry(1)			X		X	*	X
Mr. Fearon	X		X
Mr. Garda	X		X
Mr. Harnett	X	*	X
Mr. Mooney			X				X
Mr. Newlin					X		X
Ms. Walters			X	*			X
Number of Meetings in 2006	9		10		2		5

X — Member

* — Chairperson

(1)  Mr. Embry will retire from the Board at the 2007 Annual Meeting of Shareholders.

The Audit Committee meets with appropriate financial and legal personnel and independent auditors to review our corporate accounting, internal controls, financial reporting and compliance with legal and regulatory requirements. The Committee exercises oversight of our independent auditors, internal auditors and financial management. The Audit Committee appoints the independent auditors to serve as auditors in examining our corporate accounts. Our common shares are listed on the New York Stock Exchange and are governed by its listing standards. All members of the Audit Committee meet the financial literacy and independence requirements as set forth in the New York Stock Exchange listing standards. The Board of Directors has determined that Mr. Harnett meets the requirements of an “audit committee financial expert” as defined by the Securities and Exchange Commission.

The Compensation and Governance Committee reviews and approves the compensation, benefits and perquisites afforded our executive officers and other highly-compensated personnel. The Committee has similar responsibilities with respect to non-employee Directors, except that the Committee’s actions and determinations are subject to the approval of the Board of Directors. The Committee also has oversight responsibilities for all of our broad-based compensation and benefit programs and provides policy guidance and oversight on selected human resource policies and practices. To help it perform its responsibilities, the Committee makes use of PolyOne resources, including members of senior management in our human resources, legal and finance departments. In addition, the Committee directly engages the resources of Towers Perrin as an independent outside compensation consultant (the “Consultant”) to assist the Committee in assessing the competitiveness and overall appropriateness of our executive compensation programs. In 2006, the Committee, assisted by the Consultant, analyzed competitive market compensation data relating to salary, annual incentive and long-term incentive. In analyzing competitive market data, the Committee reviewed data from a peer group of similarly-sized U.S. chemical companies and reviewed data from the Consultant’s Compensation Data Bank and other published surveys. The Consultant then assisted the Committee in benchmarking base salaries and annual and long-term incentive targets to approximate the market median. The Consultant, assisted by our human resources department, also prepared tally sheets to provide the Committee with information regarding our executive officers’ total annual compensation, termination benefits and wealth accumulation. More detailed information about the compensation awarded to our executive officers in 2006 is provided in the “Compensation Discussion and Analysis” section of this proxy statement. The Consultant maintains regular contact with the Committee and interacts with management to gather the data needed to prepare reports for Committee review.

The Committee recommends to the Board of Directors candidates for nomination as Directors, and the Committee advises the Board with respect to governance issues and directorship practices, reviews succession planning for the Chief Executive Officer and other executive officers and oversees the process by which the Board annually evaluates the performance of the Chief Executive Officer. All members of the Compensation and Governance Committee have been determined to be independent as defined by the New York Stock Exchange listing standards.

The Compensation and Governance Committee will consider shareholder suggestions for nominees for election to our Board of Directors as described on page 3. The Committee uses a variety of methods for identifying and evaluating nominees for Directors, including third-party search firms, recommendations from current Board members and recommendations from shareholders. Nominees for election to the Board of Directors are selected on the basis of the following criteria:

•	Business or professional experience;

•	Knowledge and skill in certain specialty areas such as accounting and finance, international markets, physical sciences and technology or the polymer or chemical industry;

•	Personal characteristics such as ethical standards, integrity, judgment, leadership and the ability to devote sufficient time to our affairs;

•	Substantial accomplishments with demonstrated leadership capabilities;

•	Freedom from outside interests that conflict with our best interests;

•	The diversity of backgrounds and experience each member will bring to the Board of Directors; and

•	Our needs from time to time.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. The Committee has established these criteria that any Director nominee, whether suggested by a shareholder or otherwise, should satisfy. A nominee for election to the Board who is suggested by a shareholder will be evaluated by the Committee in the same manner as any other nominee for election to the Board. Finally, if the Committee determines that a candidate should be nominated for election to the Board, the Committee will present its findings and recommendation to the full Board for approval. Edward J. Mooney, who is standing for election by the shareholders for the first time, was recommended as a Board member by the Committee.

In the past, the Committee has used Christian & Timbers as a third-party search firm, at our expense, to assist in identifying qualified nominees for the Board. The search firm was asked to identify possible candidates who meet the minimum and desired qualifications, to interview and screen such candidates (including conducting appropriate background and reference checks), to act as a liaison among the Board, the Committee and each candidate during the screening and evaluation process, and thereafter to be available for consultation as needed by the Committee. The Committee did not use the services of Christian & Timbers in 2006, but has asked them, in 2007, to assist it again in identifying potential nominees to the Board.

The Environmental, Health and Safety Committee exercises oversight with respect to our environmental, health, safety, security and product stewardship policies and practices and our compliance with related laws and regulations.

The Financial Policy Committee exercises oversight with respect to our capital structure, borrowing and repayment of funds, financial policies, management of foreign exchange risk and other matters of risk management, banking relationships and other financial matters.

The Board of Directors has adopted a written charter for each of the standing committees of the Board of Directors. These charters are posted and available on our investor relations internet website at www.polyone.com under the Corporate Governance page. Shareholders may request copies of these charters, free of charge, by writing to PolyOne Corporation, 33587 Walker Road, Avon Lake, Ohio 44012, Attention: Secretary, or by calling (440) 930-1000.

The Board and each Committee conduct an annual self-evaluation. During 2006, each incumbent Director attended at least 75% of the meetings of the Board of Directors and of the Committees on which he or she served.

Code of Ethics, Code of Conduct and Corporate Governance Guidelines

In accordance with applicable NYSE Listing Standards and Securities and Exchange Commission Regulations, the Board of Directors has adopted a Code of Ethics, Code of Conduct and Corporate Governance Guidelines. These are also posted and available on our investor relations internet website at www.polyone.com under the Corporate Governance page. Shareholders may request copies of these corporate governance documents, free of charge, by writing to PolyOne Corporation, 33587 Walker Road, Avon Lake, Ohio 44012, Attention: Secretary, or by calling (440) 930-1000.

Communication with Board of Directors

Shareholders and other interested parties interested in communicating directly with the Board of Directors as a group, the non-management Directors as a group, or with any individual Director may do so by writing to the Secretary, PolyOne Corporation, 33587 Walker Road, Avon Lake, Ohio 44012. The mailing envelope and letter must contain a clear notation indicating that the enclosed letter is either a “Shareholder-Board of Directors Communication” or an “Interested Party-Board of Directors Communication,” as appropriate.

The Secretary will review all such correspondence and regularly forward to the Board of Directors a log and summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or Committees of the Board or that she otherwise determines requires their attention. Directors may at any time review a log of all correspondence we receive that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee for such matters.

Director Compensation

We pay our non-employee Directors an annual retainer of $100,000, quarterly in arrears, consisting of a cash retainer of $50,000 and an award of $50,000 in value of fully vested common shares. We grant the shares quarterly and determine the number of shares to be granted by dividing the dollar value by the arithmetic average of the high and low stock price on the last trading day of each quarter. We pay individual meeting fees only as follows: fees of $2,000 for each unscheduled Board and committee meeting attended and fees of $1,000 for participation in each unscheduled significant telephonic Board and committee meeting. In addition, the Chairpersons of each committee receive a fixed annual cash retainer, payable quarterly, as follows: $5,000 for Environmental, Health and Safety and Financial Policy Committees and $10,000 for Audit and Compensation and Governance Committees. We reimburse Directors for their expenses associated with each meeting attended.

We grant each new non-employee Director at the time of his or her initial election or appointment as a Director an award of 8,500 common shares. The share awards made to Directors are awarded under either our Deferred Compensation Plan for Non-Employee Directors or our 2005 Equity and Performance Incentive Plan.

Directors who are not our employees may defer payment of all or a portion of their compensation as a Director under our Deferred Compensation Plan for Non-Employee Directors. A Director may defer the compensation as cash or elect to have it converted into our common shares at a rate equal to 125% of the cash compensation amount. Deferred compensation, whether in the form of cash or common shares, is held in trust for the participating Directors. Interest is earned on the cash amounts and dividends, if any, on the common shares deferred accrue for the benefit of the participating Directors.

2006 DIRECTOR COMPENSATION

	Fees Earned
	or Paid	Stock		Option
	in Cash(3)	Awards(4)(6)		Awards(6)	Total
Name	($)	($)		($)	($)
J.D. Campbell	$62,000	$50,000		—	$112,000
C.A. Cartwright	56,000	50,000		—	106,000
G. Duff-Bloom	57,000	50,000		—	107,000
W.R. Embry	60,000	50,000		—	110,000
R.H. Fearon	59,000	50,000		—	109,000
R.A. Garda	59,000	50,000		—	109,000
G.D. Harnett	68,000	50,000		—	118,000
E.J. Mooney(1)	4,167	71,359	(5)	—	75,526
W.F. Patient(2)	—	—		—	—
F.M. Walters	67,000	50,000		—	117,000

(1)	Mr. Mooney was elected as a Director on December 6, 2006.

(2)	Mr. Patient served as our Chairman, President and Chief Executive Officer until his retirement from these positions on February 21, 2006. Mr. Patient retired as a member of our Board of Directors on May 25, 2006. All compensation received by Mr. Patient (including compensation for serving as a Director) is reported in the 2006 Summary Compensation Table contained in this proxy statement.

(3)	Non-employee Directors may defer payment of all or a portion of their cash compensation as a Director (cash retainer of $50,000, meeting fees, and chair fees) under our Deferred Compensation Plan for Non-Employee Directors. A Director may defer his or her compensation as cash or elect to have it converted into our common shares at a rate equal to 125% of the cash compensation amount. The following have elected to defer all or a portion of their cash compensation into our common shares and have received the 25% premium on the amount deferred into stock: Mr. Campbell ($15,500 in premiums); Ms. Cartwright ($14,000 in premiums); Ms. Duff-Bloom ($10,688 in premiums); Mr. Embry ($7,500 in premiums); Mr. Garda ($7,375 in premiums); Mr. Harnett ($17,000 in premiums); Mr. Mooney ($1,042 in premiums); and Ms. Walters ($8,375 in premiums).

(4)	We pay non-employee Directors an annual award of $50,000 in value of fully vested common shares, which the Directors may elect to defer under our Deferred Compensation Plan for Non-Employee Directors. We grant the shares quarterly and determine the number of shares to be granted by dividing the dollar value by the arithmetic average of the high and low stock price on the last trading day of each quarter. We used the following quarterly fair market values in calculating the number of shares: March 31, 2006- $9.180; June 30, 2006- $8.740; September 29, 2006- $8.360; and December 29, 2006- $7.495.

(5)	Mr. Mooney received a one time grant of 8,500 common shares upon his election to the Board of Directors. The dollar amount recognized for financial statement reporting purposes for fiscal year 2006 (i.e., the fair market value on the date of grant) is included in this number.

(6)	In 2006, no grants, exercises or vesting of stock options occurred with respect to our Directors. The number of outstanding stock options held by each Non-Employee Director at the end of the fiscal year is set forth in the following table. All of these options are fully exercisable. In addition, the number of fully-vested deferred shares held in an account for each Director at the end of the fiscal year is set forth in the following table.

	Option Awards	Stock Awards
	Number of	Number of
	Securities Underlying	Deferred
	Unexercised Options	Shares
Name	(#)	(#)
J.D. Campbell	48,000	102,933
C.A. Cartwright	39,000	68,471
G. Duff-Bloom	48,000	83,559
W.R. Embry	39,000	32,764
R.H. Fearon	15,000	0
R.A. Garda	61,500	36,892
G.D. Harnett	61,500	89,115
E.J. Mooney	0	9,749
W.F. Patient	0	0
F.M. Walters	54,000	84,698

BENEFICIAL OWNERSHIP OF COMMON SHARES

The following table shows the number of our common shares beneficially owned on March 12, 2007 (including options exercisable within 60 days of that date) by each of our Directors and nominees, any Director who served during 2006, each of the executive officers named in the 2006 Summary Compensation Table on page 29 and by all Directors and executive officers as a group.

	Number of	Right to	Total
	Shares	Acquire	Beneficial
Name	Owned(1)	Shares(3)	Ownership
J. Douglas Campbell	104,989(2)	48,000	152,989
Carol A. Cartwright	87,284(2)	39,000	126,284
Gale Duff-Bloom	84,057(2)	48,000	132,057
Wayne R. Embry	43,311(2)	39,000	82,311
Richard H. Fearon	13,437(2)	15,000	28,437
Robert A. Garda	70,786(2)	61,500	132,286
Gordon D. Harnett	105,926(2)	61,500	167,426
Edward J. Mooney	9,749(2)	0	9,749
Farah M. Walters	85,754(2)	54,000	139,754
Stephen D. Newlin	219,300	0	219,300
William F. Patient	81,431	146,000	227,431
W. David Wilson	128,976	344,136	473,112
Wendy C. Shiba	67,927	116,590	184,517
Kenneth M. Smith	68,487	160,892	229,379
Bernard P. Baert	21,000	17,072	38,072
18 Directors and executive officers as a group	1,298,870	1,362,132	2,661,002

(1)	Except as otherwise stated in the following notes, beneficial ownership of the shares held by each individual consists of sole voting power and sole investment power, or of voting power and investment power that is shared with the spouse of the individual. It includes approximate number of shares credited to the named executives’ accounts in our Retirement Savings Plan, a tax-qualified defined contribution plan. The number of common shares allocated to these individuals is provided by the savings plan administrator in a statement for the period ending December 31, 2006, based on the market value of the applicable plan units held by the individual. Additional common shares may have been allocated to the accounts of participants in the savings plan since the date of the last statements received from the plan administrator. No Director, nominee or executive officer beneficially owned, on March 12, 2007, more than 1% of our outstanding common shares. As of that date, the Directors and executive officers as a group beneficially owned approximately 2.82% of the outstanding common shares.

(2)	With respect to the Directors, beneficial ownership includes shares held under the Directors’ Deferred Compensation Plan as follows: J.D. Campbell, 102,933 shares; C.A. Cartwright, 68,471 shares; G. Duff-Bloom, 83,559 shares; W.R. Embry, 32,764 shares; R.H. Fearon, 0 shares; R.A. Garda, 36,892 shares; G.D. Harnett, 89,115 shares; E. J. Mooney, 9,749 shares; and F.M. Walters, 84,698 shares.

(3)	Includes shares the individuals have a right to acquire on or before May 11, 2007. The executive officers named in the table (the “Named Executive Officers”) also have the right to acquire common shares upon the exercise of vested stock-settled stock appreciation rights as follows: Mr. Newlin, 116,600 SARs; Mr. Wilson, 42,000 SARs; Ms. Shiba, 32,000 SARs; Mr. Smith, 29,800 SARs; and Mr. Baert, 25,000 SARs. The number of shares to be acquired cannot be determined because it depends on the market value of our common shares on the date of exercise and the applicable withholding taxes.

The following table shows information relating to all persons who, as of March 12, 2007, were known by us to beneficially own more than five percent of our outstanding common shares based on information provided in Schedule 13Gs filed with the Securities and Exchange Commission (the “Commission”):

	Number of		% of
Name and Address	Shares		Shares

Barclays Global Investors, NA	6,639,933	(1)	7.2%
45 Fremont Street San Francisco, California 94105
Barrow, Hanley, Mewhinney & Strauss, Inc	5,992,320	(2)	6.5%
2200 Ross Avenue, 31st Floor Dallas, Texas 75201-2761
Dimensional Fund Advisors LP	5,795,047	(3)	6.2%
1299 Ocean Avenue Santa Monica, California 90401
New York Life Trust Company, Trustee	5,566,350	(4)	6.0%
51 Madison Avenue New York, New York 10010
FMR Corp.	5,444,700	(5)	5.9%
82 Devonshire Street Boston, Massachusetts 02109

(1)	As of January 23, 2007, based upon information contained in a Schedule 13G filed with the Commission. Barclays Global Investors, NA, as an investment advisor and reporting on behalf of a group of affiliate entities, has sole voting power with respect to 6,277,281 of these shares and has sole dispositive power with respect to all of these shares.

(2)	As of February 9, 2007, based upon information contained in a Schedule 13G/A filed with the Commission. Barrow, Hanley, Mewhinney & Strauss, Inc. has sole voting power with respect to 2,729,400 of these shares and has sole dispositive power with respect to all of these shares.

(3)	As of February 9, 2007, based upon information contained in a Schedule 13G/A filed with the Commission. Dimensional Fund Advisors LP, as an investment advisor, has sole voting power and sole dispositive power with respect to all of these shares.

(4)	As of February 15, 2007, based upon information contained in a Schedule 13G/A filed with the Commission. New York Life Trust Company, as Trustee for The PolyOne Retirement Savings Plan and Excel Polymers Retirement Savings Plan, as a bank, has sole voting power and sole dispositive power with respect to all of these shares.

(5)	As of February 14, 2007, based upon information contained in a Schedule 13G/A filed with the Commission. FMR Corp., as a holding company reporting on behalf of its subsidiaries, has sole voting power with respect to 0 of these shares and has sole dispositive power with respect to all of these shares.

Share Ownership Guidelines

We have established share ownership guidelines for our non-employee Directors, executive officers and other elected corporate officers to better align their financial interests with those of shareholders by requiring them to own a minimum level of our shares. These individuals are expected to make continuing progress towards compliance with the guidelines and to comply fully within five years of becoming subject to the guidelines. These policies, as they relate to our Named Executive Officers, are discussed in the “Compensation Discussion and Analysis” section of this proxy statement. The required share ownership level for non-employee Directors is 17,000 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and Directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership with the Commission. Executive officers, Directors and greater than 10% shareholders are required by Commission rules to furnish us with copies of all forms they file. Based solely on our review of the copies of such forms received by us and written representation from certain reporting persons, we believe that, during 2006 and until the date of this proxy statement, all Section 16(a) filing requirements applicable to our executive officers, Directors and 10% shareholders were satisfied, except for one Form 4 filing for each of our executive officers relating to an award of stock appreciation rights on March 8, 2007, which were made two days after the due date. During 2006, we amended one Form 4 report that was timely filed but that omitted, due to a technical complication, a transaction line item relating to a purchase of shares by Mr. Newlin (which shares were reflected in the aggregate number of shares beneficially owned on the original filing).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Our executive compensation programs are approved and overseen by the Compensation and Governance Committee of the Board of Directors (the “Committee”), which is composed entirely of independent directors. The Committee has selected and retained an independent compensation consultant, Towers Perrin (the “Consultant”). The Committee works in conjunction with the Consultant and with input from members of senior management, principally the Chairman, President and Chief Executive Officer, the Chief Human Resources Officer, the Chief Financial Officer and the Chief Legal Officer.

This report contains management’s discussion and analysis of the compensation awarded to, earned by, or paid to the following executive officers (the “Named Executive Officers”)1(:

•	Stephen D. Newlin — Chairman, President and Chief Executive Officer

•	W. David Wilson — Senior Vice President and Chief Financial Officer

•	Wendy C. Shiba — Senior Vice President, Chief Legal Officer and Secretary

•	Kenneth M. Smith — Senior Vice President, Chief Human Resources and Chief Information Officer

•	Bernard P. Baert — Senior Vice President & General Manager, Colors and Engineered Materials, Europe and Asia

Executive Compensation Programs — Objectives and Overview

The objectives of our executive compensation programs are to: (1) attract, retain and motivate the management team who leads in setting and achieving the overall goals and objectives of our company; (2) foster a pay-for-performance culture by rewarding the achievement of specified financial goals and growth of our share price; and (3) align our goals and objectives with the interests of our shareholders by recognizing and rewarding business results through incentive programs.

While we believe that all components of total compensation (which are identified in the 2006 Summary Compensation Table) should be valued and considered when making decisions regarding pay, the primary focus of our executive compensation program is on base salary, annual incentive and long term incentives. We believe that compensation opportunities should be competitive with the industry compensation practices of the companies we compete with for executive talent and that total compensation should be fair to both employees and shareholders.

Our incentive programs focus on the critical performance measures that determine our company’s overall success. For positions with significant business unit responsibilities, incentive

(1 Mr. William F. Patient served as PolyOne’s principal executive officer for a portion of 2006. He had been a Director and Chairman of the Board since November 2003 and served as President and Chief Executive Officer from October 2005 to February 21, 2006, when Mr. Newlin became Chairman, President and Chief Executive Officer. Mr. Patient served as Lead Director of the Board of Directors from February 21, 2006 until his retirement at the Annual Meeting of Shareholders on May 25, 2006. The compensation that Mr. Patient received is disclosed in the 2006 Summary Compensation Table. He did not participate in our annual or long-term incentive plans or receive the perquisites generally provided to executive officers. Consequently, the references to Named Executive Officers in this report do not apply to Mr. Patient.

programs also emphasize success at the business unit level, which often leads to Named Executive Officers at comparable levels being paid differently across the organization. The structure of base salary and annual and long-term incentive opportunities is designed to reward executives for the efficient execution of their day-to-day responsibilities and attainment of short term results, balanced with the need for sustainable, long-term success.

The following table outlines the major elements of compensation for our Named Executive Officers.

Compensation
Element	Definition	Rationale
Base Salary	• Fixed compensation payable bi-weekly	• Standard market practice • Intended to pay for completing day-to-day job responsibilities assigned to the position
Annual Incentive Plan	• Variable, cash compensation that is earned when pre-established annual performance goals are achieved	• Standard market practice • Limits fixed expenses; payment is required only upon achievement of specified goals • Builds accountability for important annual financial goals
Long-Term Incentive Plan (2 Components)

60% — Cash-settled Performance Units	• Variable, cash compensation that is earned when pre-established three-year financial goals are achieved	• Multi-year incentive is standard
  market practice
• Emphasizes achievement of
  long-term strategic goals and
  objectives
• Limits fixed expenses; payment
  is required only upon
  achievement of specified goals
• Avoids stock dilution through
  cash awards

40% — Stock-settled Stock Appreciation Rights	• Variable compensation that vests only if, and grows in value as, our share price rises • Paid in PolyOne common shares	• Multi-year incentive is standard
  market practice
• Limits fixed expenses; payment
  is required only upon
  achievement of specified goals
• Emphasizes stock price growth
• Vesting conditions require
  growing stock price before any
  value can be realized by
participant
Retirement Plans

U.S. Defined Contribution Plans	• Qualified 401(k) defined contribution plan	• The qualified defined contribution plan is a standard tax-qualified benefit offered to all employees subject to limitations on compensation and benefits under the Internal Revenue Code

Compensation
Element	Definition	Rationale
	• Nonqualified excess 401(k) defined contribution plan	• Restores benefits that are limited by the Internal Revenue Code in the qualified plan for most highly-paid executives
Belgium Defined Contribution Plan	• Tax-efficient defined contribution plan	• Mr. Baert is a participant in a standard tax-efficient defined contribution plan provided to most Belgium employees
Defined Benefit Plans (These plans have been closed to new participants since formation of PolyOne)	• Qualified defined benefit pension plan • Nonqualified, excess defined benefit plan	• Messrs. Wilson and Smith are
  participants in a legacy defined
  benefit pension plan offered to
  certain heritage employees
• Restores benefits that are
  limited by the Internal
  Revenue Code in the qualified
  plan and applies to all eligible
  plan participants; as of
  December 31, 2004, this
benefit has been frozen
Post-Retirement Medical Plan (This plan has been closed to new participants since formation of PolyOne)	• Capped Company-paid subsidy of premiums for medical coverage for retirees similar to coverage provided to active employees	• Messrs. Wilson and Smith are participants in a legacy post- retirement medical plan offered to certain heritage employees
Perquisites	• Car allowance • Financial planning and tax preparation • Excess liability insurance • Relocation benefits	• Standard market practice • Relocation benefits assist in attracting new executive talent • Other perquisites are modest and are typical for executives at comparable companies

Setting the Level of Compensation

We have designed our compensation programs to be competitive with companies of comparable size and industry as well as companies with whom we compete for executive talent. The Committee obtains advice from the Consultant relating to competitive salaries, annual incentives, and long-term incentives. Management and the Committee review the specific pay disclosures of the defined peer group of chemical companies as well as survey data of similarly-sized chemical and other companies, as provided by the Consultant. The Committee discusses and considers this information when making compensation decisions. This process is described in the “Compensation Oversight Processes” section of this report. The Committee manages compensation so as to align each of the pay elements with market practices.

The Committee targets base salaries at the median of observed market practice and sets annual and long-term incentive targets (incentive as a percent of salary) to approximate the market median. We believe the maximum potential annual incentive payouts (no award shall be greater than double the target award) are consistent with the typical market range around target awards.

Our actual awards of performance units and stock appreciation rights (“SARs”) are a product of the market data and other considerations. In 2006:

•	We delivered 60% of the assigned long-term incentive target opportunity for a position, based upon competitive median long-term incentive practices, in the form of cash-settled performance units in order to avoid the dilution associated with share-based awards.

•	We delivered the remaining 40% of the assigned long-term incentive target opportunity in the form of stock-settled SARs because they align executive and shareholder interests and because they help preserve cash.

•	We assigned a value to a single performance unit and a single SAR based on the Black-Scholes option pricing model. We then determined the actual number of performance units and SARs by dividing the targeted dollar value allocated to each element by the value of a single performance unit and SAR, respectively.

The following table summarizes the allocation of the compensation opportunity at target that was granted in 2006 to the Named Executive Officers (and not the compensation opportunity that could be earned in 2006), based upon the primary elements of compensation (2006 base salary, Annual Incentive Plan 2006 target opportunity and long-term incentive grants made in 2006, including performance units that will pay out in 2009, if earned). The compensation opportunity is consistent with the company’s overall pay-for-performance philosophy. Generally, employees at more senior levels in the organization, including the Named Executive Officers, have a greater proportion of their compensation tied to incentive compensation. Targeted pay opportunity levels align with the market in each individual pay element.

	Proportionate Size of Primary Elements of Compensation
Element	Newlin	Wilson	Shiba	Smith	Baert
Base Salary	24%	36%	40%	40%	43%
Annual Incentive Opportunity	24%	18%	20%	20%	22%
Long-Term Incentive Opportunity*	52%	46%	40%	40%	35%

*	Long-term incentive relating to the performance units for the 2006-2008 performance period would be paid in 2009, if earned.

Benchmarking Competitive Compensation

Each year, we analyze competitive market compensation data relating to salary, annual incentive, and long-term incentive. Periodically, we also analyze competitive market compensation data relating to retirement benefits and perquisites.

In analyzing competitive market data, we draw from two independent sources. First, we review proxy statement disclosures of a peer group of similarly-sized U.S. chemical companies (listed below) to establish an estimate of market compensation for our most senior executives. This approach provides insight into explicit company practices at business competitors or companies facing similar operating challenges. However, it does not provide market information for positions below the senior management level, nor does it address competitors for talent outside the chemical industry.

Albemarle Corporation	Eastman Chemical	Hercules Incorporated
Arch Chemicals, Inc.	Company	The Lubrizol Corporation
A. Schulman, Inc.	Ferro Corporation	RPM International Inc.
Cabot Corporation	FMC Corporation	Spartech Corporation
Chemtura Corporation	Georgia Gulf Corporation	The Valspar Corporation
Cytec Industries Inc.	H.B. Fuller Company

Note: Lyondell Chemical Company was considered a peer for the purpose of the 2006-2008 performance unit plan, but given its growth in size over the period it has been removed from the comparison group.

Second, we review data from Towers Perrin’s Compensation Data Bank and other published surveys, as provided by the Consultant, to augment the peer proxy analysis and provide a more robust sense of market practices. To obtain comparability based on company size, the data either references a specific sample of companies or calibrates the pay of a broad sample of companies against company size. Specific benefits of using the survey data include:

• Addresses more than just the named executive officers;

• Provides target incentive levels;

• Includes similarly-sized chemical companies; and

• Considers similarly-sized companies across a broad range of industries.

This data is used as one of several inputs into management’s and the Committee’s deliberation on appropriate compensation levels. Other inputs include performance, scope of responsibilities, internal equity considerations and other factors.

Elements of Compensation

The following discussion provides additional details about the main elements of compensation for the Named Executive Officers.

Base Salary

As described above, our policy is to target base pay at the market median but does allow actual pay levels to deviate from target based on performance, responsibility, experience and marketability unique to each individual. Based on data provided by the Consultant, the salaries of the Named Executive Officers range from 93% to 104% of the market median for comparable positions.

Annual Incentive

The Senior Executive Annual Incentive Plan (the “Annual Plan”) was approved by shareholders in 2005 and includes a set of performance measures that can be used in setting bonuses under the plan. The Annual Plan determines how participants (including all Named Executive Officers) can earn annual cash awards. In 2006, the performance measures used for the corporate staff participants in the Annual Plan (including Messrs. Newlin, Wilson and Smith and Ms. Shiba) were company operating income (53% weighting with a $90 million performance target), company-controlled cash flow (34% weighting with a $93.4 million performance target) and equity investment performance (13% weighting with a 10% ROIC performance target). The performance measures used for Mr. Baert as a participant in the Annual Plan were business unit operating income (53% weighting with a $28 million performance target), company controlled cash flow (34% weighting with a $93.4 million performance target) and revenue growth in Asia (13% weighting with a 13% performance target).

The definitions of certain performance measures are as follows:

•	“Equity investment performance” is a measure of the Return on Invested Capital (ROIC) based on the earnings before taxes of our equity investments in two joint ventures, OxyVinyls, LP and Sunbelt Chlor-Alkali Partnership. Through these equity investments, we realize a portion of the economic benefits of a base resin producer for PVC resin, one of our major raw materials. This performance measure was used for Messrs. Newlin, Smith and Wilson and Ms. Shiba.

•	“Company-controlled cash flow” is a measure of (operating income plus depreciation and amortization) plus/minus (changes in average working capital less capital expenditures, interest and other expenses).

•	“Growth in Asia” is a measure of the revenue growth rate in Asia expressed as a percentage.

The Committee chose these performance measures in order to incent profitability and promote consistency in operational performance. Goals were generally set so that individual business units needed to exceed 2005 performance to achieve a threshold (50% of target) level of attainment.

Consistent with our approach described above to approximate the market median in targeting annual incentives, the 2006 target bonus levels for the Named Executive Officers were: $700,000 for Mr. Newlin, $177,029 for Mr. Wilson, $168,885 for Ms. Shiba, $156,741 for Mr. Smith and an equivalent of $174,961 for Mr. Baert (whose compensation is based in Euros). These targeted levels are set at 100% of base salary for Mr. Newlin and 50% of salary earned during the year for each of the other Named Executive Officers.

Achievement of a performance goal at the threshold level would result in payment of 50% of the targeted award for that particular performance goal; achievement of a performance goal at the target level would result in payment of 100% of the targeted award for that performance goal; and, achievement at the maximum level or greater would result in payment of 200% of the targeted award for that goal. The awards are interpolated if performance falls between the levels.

The Annual Plan as it applies to the Named Executive Officers is structured to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). In order to qualify the amounts earned under the Annual Plan as “performance-based”, the Committee may exercise discretion only to reduce an award. The Annual Plan is structured so that achievement of the threshold level of performance in any of the measures described above will result in the funding of the plan at maximum. Actual awards are calculated using the Plan formula described above and if funded at maximum as described above, the maximum awards are reduced, as necessary, to deliver awards that are consistent across all of our management incentive plan participants. For a more detailed discussion of Section 162(m) of the Internal Revenue Code, see the “Tax Considerations” section of this report.

Performance measures for the Annual Plan have been revised for 2007. The purpose of the revision was to simplify and clarify the Plan, providing even greater focus on those metrics most important to creating shareholder value. Specifically, we have increased the emphasis on operating income on both a business unit and corporate basis while continuing to focus on cash flow. In order to emphasize controllable results of our operating businesses, the financial impact of our equity investments will not be included in the performance measures for the 2007 Annual Plan.

Long-Term Incentive

The 2005 Equity and Performance Incentive Plan was approved by shareholders in 2005 and permits a variety of types of incentive awards. In January 2006, long-term incentive awards were granted using two vehicles. Sixty percent of the award’s value was in the form of performance units for the performance period 2006-2008, with the remaining 40% in the form of stock-settled SARs.

(1) Cash-Settled Performance Units

The performance units will be paid in cash, subject to achievement of three types of performance goals discussed below. Each of the following performance measures are weighted equally (i.e., at 33 1/3%). The awards represented 60% of the total long-term incentive opportunity. The performance units granted in 2006 are subject to the following performance measures and goals for the three-year period from January 1, 2006 through December 31, 2008:

•	Return on Invested Capital (ROIC), modified based on our performance versus a group of chemical companies (consisting of the same peers as reported under the “Benchmarking Competitive Compensation” section of this report but including Lyondell Chemical Company)

•	Cash Flow (EBITDA plus non-cash special charges, cash distributions from equity investments and net divestment proceeds, less earnings from equity investments, capital expenditures, cash taxes, cash interest, cash for restructuring plus changes in working capital and accrued expenses)

• Ratio of Debt/EBITDA (earnings before interest, taxes, depreciation and amortization)

The Committee selected these performance measures in order to drive improvements in overall company profitability, promote consistency in operational excellence and drive a reduction in overall company debt while improving earnings. Generally, the Committee sets the target levels for the performance measures consistent with the levels established under the projections for our 3-year financial plan. The Committee believes that the budgeted levels reflect challenging but obtainable targets. If the targeted level of achievement for each performance measure were obtained, this would represent a significant improvement over the levels attained for previous years. In setting the applicable target levels, the Committee may consider how achievement of the performance criteria could be impacted by events expected to occur in the coming year(s).

If we were to achieve all of these target performance levels, a participant would earn a target-level award; if we were to attain only the threshold performance levels, only 50% of the target award would be earned; and if we were to attain the maximum (or better) performance levels, the participant would earn 200% of the target award. If our performance fell between the threshold and target or between target and maximum, earnings under the plans would be interpolated for the ROIC and Cash Flow measures. There is no interpolation for the Debt/EBITDA measure. Performance under each measure is evaluated and the awards are determined separately (i.e., a participant can earn performance units for performance in one, two or all three measures).

(2) Stock-Settled SARs

To reinforce our ongoing commitment to enhancing shareholder returns, 40% of the long-term incentive opportunity awarded in January 2006 to executives, including the Named Executive Officers (other than Mr. Newlin who received a grant upon his hire date in February 2006), consists of SARs that, when exercised by the holder, are settled in our common shares. The SARs granted in January to all Named Executive Officers, except Mr. Newlin, have a base price of $6.51 and the SARs granted in February to Mr. Newlin have a base price of $9.185. All SARs granted in 2006 have an exercise term of seven years and vest upon the attainment of target prices (sustained for three consecutive trading days) for our common shares as follows: 1/3 @ $7.50; 1/3 @ $8.50 and 1/3 @ $10.00 (with a minimum vesting period of one year from the date of grant).

We believe the SAR awards include more rigorous vesting conditions than are typically seen in the market for SARs/stock options, reinforcing our commitment to aligning pay and performance for executives. The SARs will vest only if the stock price hurdles mentioned above are attained and in no event will any SARs vest sooner than one year after grant, regardless of how our stock price performs. The SARs expire seven years after grant, which is shorter than typical market practice.

We do not and have not otherwise “backdated” the exercise or base price of any stock option or SAR. We have reviewed the merits of setting the exercise price of an option or base price of a SAR based on the price on the day preceding the grant and will continue with this process. Additional information regarding this matter can be found in the “Timing with Respect to Equity Award Grants” section of this report.

We did not make traditional long-term incentive grants for the 2004-2006 performance period. Instead, in order to provide an incentive for senior management to achieve near-term improvement in the price of our common shares, in December of 2003, the Committee approved an incentive for senior leaders and key employees. The award consisted entirely of target-priced SARs having a three-year life and vesting upon the attainment of target prices (sustained for three consecutive trading days) for PolyOne common shares as follows: 1/3 @ $8.00; 1/3 @ $9.00 and 1/3 @ $10.00. The SARs had a base price equal to $6.14 and would be settled in our common shares. These SARs expired at the end of 2006 with 2/3 of the SARs having vested and 1/3 of the SARs being “in the money” but not vested due to the failure to achieve the target prices established.

For 2007, the long-term incentive awards will maintain the same general design as in 2006. The proportion of performance units to SARs, however, has changed from 60% performance units and 40% SARs to 50% performance units and 50% SARs, to better align our interests with those of shareholders. Minor modifications have also been made to the performance unit measures for the 2007-2009 performance period. Specifically, we have simplified the design of the 2007 long-term incentive plan by having only one performance unit measure which is focused on the profitability of our operating business units, as measured by growth in operating income. Further, in assigning a value to a single performance unit and a single SAR (to determine the actual number of performance units and SARs to be granted), we have switched from the Black-Scholes option pricing model to using several capital market assumptions by applying Towers Perrin’s binomial valuation methodology.

Retirement Benefits

We offer a defined contribution retirement benefit to all U.S. employees through an Internal Revenue Code tax-qualified profit sharing/401(k) plan (the “Qualified Savings Plan”). The Qualified Savings Plan provides employees with individual retirement accounts funded by (1) an automatic Company-paid contribution of 2% of eligible earnings for all employees, (2) a Company-paid match on employee 401(k) contributions equal to dollar-for-dollar on the first 3% of earnings the employee contributes plus $0.50 per dollar on the next 3% of earnings the employee contributes, and (3) for certain heritage employees, an additional automatic company-paid contribution of up to 4% of eligible earnings (of the Named Executive Officers, only Messrs. Smith and Wilson receive this contribution in the amount of 3.25% and 4%, respectively). The Internal Revenue Code limits employee contributions to $15,000 and earnings upon which employee/company contributions are based to $220,000 in 2006.

The PolyOne Supplemental Retirement Benefit Plan (the “Nonqualified Savings Plan”) is an unfunded, nonqualified plan that provides benefits similar to the Qualified Savings Plan, but without the Internal Revenue Code contribution and earnings limitations. The benefits under the

Nonqualified Savings Plan are offset by the Qualified Savings Plan. Together these plans are intended to provide the Named Executive Officers with retirement income equivalent to that provided to all other employees under the Qualified Savings Plan. As a result, the Named Executive Officers can expect a retirement income that replaces a portion of their income while employed similar to that received by all other employees participating in the Qualified Savings Plan who are not impacted by the Internal Revenue Code limitations of the Qualified Savings Plan.

Mr. Baert is based outside the United States and does not participate in the Qualified Savings Plan or the Nonqualified Savings Plan. Mr. Baert participates in a standard defined contribution retirement benefit plan generally provided to all Belgium employees (except that some employees hired prior to May 2003 (other than Mr. Baert) elected to remain in the Belgium defined benefit plan previously offered as the standard retirement plan). The plan provides employees with individual retirement accounts funded by (1) an automatic Company paid contribution of 5% of base pay up to a salary limit plus 15% of base pay in excess of the salary limit, and (2) employee contributions of 5% of base pay above that salary limit. The salary limit, which is indexed annually, was €38,200 for 2006.

Messrs. Smith and Wilson are also eligible, along with certain other legacy employees, to receive pension payments under a company-funded Internal Revenue Code qualified defined benefit pension plan as well as an unfunded, nonqualified defined benefit pension plan (the “Qualified Pension Plan” and “Nonqualified Pension Plan”, respectively). In addition, upon becoming retirement eligible (55 years of age with 10 years of service), Messrs. Smith and Wilson will be eligible to receive certain retiree medical benefits. These plans existed prior to our formation in 2000 through the consolidation of The Geon Company and M.A. Hanna Company and generally benefited all nonunion employees of The Geon Company.

The amount of the Named Executive’s pension depends on a number of factors including monthly Final Average Earnings (“FAE”) and years of benefit service to us (“Benefit Service”). The Qualified Pension Plan provides a monthly lifetime benefit equal to 1.15% times FAE times Benefit Service plus 0.45% times FAE in excess of Covered Compensation (as defined by the Internal Revenue Code) times Benefit Service limited to 35 years.

The Nonqualified Pension Plan is similar to the Nonqualified Savings Plan in that it restores benefits lost in the Qualified Pension Plan due to Internal Revenue Code limitations on earnings and benefits. The Nonqualified Pension Plan benefit formula is the same as the Qualified Pension Plan except without the Internal Revenue Code qualified plan earnings limitations. The Nonqualified Pension Plan benefit is offset by the Qualified Pension Plan benefit.

The Qualified Pension Plan and Nonqualified Pension Plan were frozen to new entrants effective December 31, 1999. Benefit Service was frozen effective December 31, 2002 in both plans. In response to Internal Revenue Code Section 409A, the Nonqualified Pension Plan accrued benefit was temporarily frozen effective December 31, 2004. Any future decisions regarding the Nonqualified Pension Plan will be delayed until final guidance relating to Section 409A of the Internal Revenue Code is released. Earnings are not frozen in the Qualified Pension Plan so participants, including Messrs. Smith and Wilson, can continue to accrue additional benefits under that plan.

Messrs. Newlin and Baert and Ms. Shiba do not participate in a defined benefit plan.

Perquisites

We provide a limited number of perquisites to the Named Executive Officers, which we believe are competitive with the companies with which we compete for executive talent. These perquisites for those Named Executive Officers based in the United States, include a monthly car allowance, reimbursement of expenses for financial planning and tax preparation, an annual physical examination, and group insurance providing excess liability umbrella insurance coverage in an amount equal to $5 million. For Mr. Baert, perquisites typical and competitive with companies in Europe include a company provided automobile, meal and entertainment allowance, reimbursement of expenses for financial planning and tax preparation, and group insurance providing excess liability umbrella insurance coverage in an amount equal to $5 million. The specific amounts attributable to perquisites for 2006 are disclosed in the 2006 Summary Compensation Table.

We reimbursed Mr. Newlin for reasonable expenses related to lodging, meals and travel between his residence and work location (Avon Lake, Ohio) during his first 90 days of employment. Mr. Newlin is also eligible for reimbursement of his relocation expenses under our standard relocation plan. During 2006, we reimbursed Mr. Newlin for expenses associated with transporting household and personal goods to a temporary home that he purchased near our headquarters.

We also provide other benefits such as medical, dental and life insurance and disability coverage to each U.S.-based Named Executive Officer, which are identical to the benefits provided to all other eligible U.S.-based employees. Medical, dental and life insurance coverage for Mr. Baert is identical to the benefits provided to all other Belgium-based employees. We also provide vacation and paid holidays to all employees, including the Named Executive Officers. The Named Executive Officers are eligible for the following vacation: Messrs. Newlin and Smith — five weeks, Mr. Wilson — six weeks, Mr. Baert — 26 days, and Ms. Shiba — four weeks.

We do not provide or reimburse for personal country club memberships for any Named Executive Officer. We do maintain a corporate membership to a country club that is used for customer entertainment and other business purposes. We pay the monthly dues for this membership and incur expenses only for these business purposes. Any personal use of this facility by a Named Executive Officer is at the officer’s personal expense, with no incremental cost to us.

Compensation Oversight Processes

Salary Adjustments

During the fourth quarter, the Committee reviews executive compensation marketplace data provided by the Consultant. This report highlights trends in executive compensation and benchmarks our executive compensation compared to our peer group and the market in general. In addition, the Committee reviews tally sheets that contain information regarding the executives’ total annual compensation, termination benefits and wealth accumulation. A more detailed description of the tally sheets is provided under the heading “Review of Tally Sheets.”

In the first half of the calendar year, based upon individual performance and results achieved, the Chief Executive Officer recommends for the Committee’s review and approval specific salary adjustments for each of the executive officers, including the Named Executive Officers. The Chief Executive Officer makes his recommendations in conjunction with the marketplace data and input provided by the Consultant. The Committee sets the target compensation at or near the median, with adjustments to account for our specific facts and circumstances. Based upon the Chief Executive Officer’s recommendation, in May 2006, the Committee increased the salaries of the Named Executive Officers.

Mr. Newlin’s 2006 salary was established by the Committee in February 2006 by the terms of his employment agreement. The Committee considered recent compensation for the role, reviewed marketplace data and a pro forma tally sheet provided by their independent advisor to ensure both the fairness and the competitiveness of the total compensation package. In the Committee’s judgment, the total compensation package, as described under the heading “Employment Agreement of the Chief Executive Officer,” was appropriate in order to attract the caliber of executive the Committee was seeking.

Grants of Plan-Based Awards

In the fourth quarter, the Committee reviews period-to-date performance and estimates of incentive payouts for the in-progress performance periods. In the first quarter of the following year, the Committee evaluates actual performance against pre-set goals and determines earnings under just-completed plan periods.

In addition, in the fourth quarter, the Committee and management review competitive incentive data provided by the Consultant. Management develops preliminary recommendations for eligibility, award opportunities, performance measures and goals for the plan periods to commence the subsequent year for the Committee’s review. The Committee approves final terms in the first quarter of the subsequent year.

Review of Tally Sheets

The Committee and management have reviewed and considered tally sheets in connection with pay deliberations. Tally sheets are created collaboratively by the Consultant and our human resources department.

The tally sheets provide information regarding the Named Executive Officers’ total annual compensation, termination benefits and wealth accumulation. Total annual compensation includes: salary, annual incentive, long-term incentive, perquisites, and retirement benefits. This information is comparable to the amounts reported in the 2006 Summary Compensation Table. Payments under various forms of termination are reviewed and disclosed elsewhere in this proxy statement.

In aligning the overall program with market practices, benchmarking against the market occurs, but is limited in scope to the elements considered as compensation. The process of reviewing tally sheets began in late 2006. We have committed to annually review tally sheets and use the information in connection with compensation related decisions.

Tax Considerations

Cash compensation, such as base salary or annual incentive compensation, is taxable to the recipient as ordinary income when earned, unless deferred under a company-sponsored deferral plan. Deferrals under tax-qualified plans, such as a 401(k) plan, do not affect our current tax deduction. Deferrals under supplemental executive deferral plans delay our tax deduction until the deferred amount (and any accumulation thereon) is paid. Stock-settled SARs are generally taxable as ordinary income when exercised. We realize a tax deduction at that time. The Committee does review potential tax implications before making decisions regarding compensation.

Management and the Committee are aware of Section 162(m) of the Internal Revenue Code, which generally limits the deductibility of executive pay in excess of one million dollars, and which specifies the requirements for the “performance-based” exemption from this limit. The Committee generally manages our incentive programs to qualify for the performance-based exemption. It also reserves the right to provide compensation that does not meet the exemption criteria if, in its sole discretion, it determines that doing so advances our business objectives.

Accounting Considerations

When reviewing preliminary recommendations and in connection with approving the terms of a given incentive plan period, management and the Committee review and consider the accounting implications of a given award, including the estimated expense and/or dilutive considerations. Depending upon the type of accounting treatment associated with an incentive plan design, management and the Committee may alter or modify the incentive award due to the accounting treatment if the award (and the related accounting consequences) were to adversely affect our financial performance.

Employment Agreement of the Chief Executive Officer

On February 13, 2006, we entered into an agreement with Mr. Newlin, under which he agreed to serve as our Chairman, President and Chief Executive Officer. The agreement provides for Mr. Newlin’s initial base salary of $700,000, a signing bonus of $600,000, a grant of 200,000 shares of restricted stock, and for Mr. Newlin’s participation in our various long-term incentive and benefit plans in effect from time to time during the term of his employment. Mr. Newlin also received a grant of a two-year cash incentive, consisting of phantom units, with each unit being equal in value to one share of our common stock. The phantom units will be paid in cash, if earned, and are subject to the achievement of specified performance goals over a two-year period (2006-2007).

In addition, the agreement provides for certain payments upon termination of Mr. Newlin’s employment, as described more fully in the “Potential Payments Upon Termination or Change-in-Control” section of this proxy statement.

Termination Payments for Other Named Executive Officers

Effective May 25, 2006, the Committee approved an Executive Severance Plan that is designed to provide severance protection to certain officers who are expected to make substantial contributions to our success and thereby provide for stability and continuity of operations. Under the terms and conditions of the Executive Severance Plan, officers are entitled to receive Severance Payments upon their termination of employment for reasons other than cause, death or disability. The plan details and estimates of these payments are provided in the “Potential Payments Upon Termination or Change-in-Control” section of this report.

The payments are to be made in compliance with Section 409A of the Internal Revenue Code. These severance benefits are contingent upon our receipt of a signed release of all claims against us and signed non-compete, non-solicitation and non-disparagement agreements.

Change in Control Payments

We have entered into change-in-control (“CIC”) agreements with all of our elected corporate officers, including each of the Named Executive Officers. These agreements are designed to provide severance protection should a change in control of PolyOne occur and the executive officer’s employment is terminated either by us without cause or by the executive for good reason (as defined in the agreements). Generally, a change in control will be deemed to have occurred if (1) any person becomes the beneficial owner of 25% or more of the combined voting power of our outstanding securities (subject to certain exceptions); (2) there is a change in the majority of our Board of Directors; (3) certain corporate reorganizations occur where the existing shareholders do not retain more than 60% of the common shares and combined voting power of the outstanding voting securities of the surviving entity; or (4) there is shareholder approval of a complete liquidation or dissolution of PolyOne.

These agreements are intended to provide for continuity of management in the event of a change in control. The agreements are automatically renewed each year unless we give prior notice of termination of the CIC agreement. The agreements provide that covered executive officers could be entitled to certain severance benefits. The details of the severance payment and benefits are provided in the “Potential Payments Upon Termination or Change-in-Control” section of this report.

In order to provide additional protection in the event of a change in control, our 2006 equity awards and Annual Incentive Plan provide for accelerated benefits in the event of a change in control. In the event of a change in control and a termination of the executive’s employment by us without cause or by the executive for good reason (as defined in the agreements), the SARs remain exercisable for their full term. These change-in-control provisions affect all participants in those programs, including the Named Executive Officers.

Compensation Policies

Timing with Respect to Equity Award Grants

In recent years, including 2006, the base price of SARs has been set according to our normal practice as outlined in the 2005 Equity and Performance Incentive Plan and is based on the average of the high and low price of our common shares on the trading day immediately before the day the award was approved by the Committee. This practice allows the Committee to know the actual base price at the time of approval. Because the base price could be different than the closing price on the day of the grant, the pricing difference is explained in the 2006 Grants of Plan-Based Awards table in this proxy statement. Further, if we are in possession of material information that has not been publicly disclosed, the Committee will not grant equity awards until all such information is available to the public.

Stock Ownership Guidelines

In order to better align their financial interests with those of shareholders, we believe our executives should own a meaningful number of our shares. We have adopted share ownership guidelines specifying a minimum level of share ownership for all executives, including all Named Executive Officers. The specific levels of share ownership for the Named Executive Officers are noted in the following table. Executives are expected to accumulate the specified shares within five years of their becoming subject to the policy. The applicable guidelines are reduced after age 55 by 10% of the original level of ownership each year for five years.

In general, shares counted toward required ownership include shares directly held and shares vested in our benefit or deferral plans (including phantom shares under our nonqualified deferral plan).

Element	Newlin	Wilson	Shiba	Smith	Baert
Share Ownership Target (in shares)	290,000	85,000	67,500	65,000	48,000
Total Share Ownership as of 3/12/07	219,300	144,546	67,927	75,538	21,000
Attainment Status	75.6%	170.1%	100.6%	116.2%	43.8%

Note: Ownership targets have been reduced by 10% for Ms. Shiba and 20% for Mr. Baert, according to the applicable guidelines pertaining to age reduction as discussed above.

Repayment of Earned Incentives upon Restatement of Financial Results

We have has adopted a policy that is consistent with the requirements of the Sarbanes-Oxley Act of 2002, which requires the Chief Executive Officer and Chief Financial Officer to reimburse us for any awards received during the twelve-month period following the release of financial results that subsequently require an accounting restatement due to material noncompliance with any financial reporting requirement if they are subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002.

Conclusion

Our executive compensation programs are competitive in the marketplace and linked to our performance. These programs allow us to attract and retain high-caliber executives. We believe the design of our compensation plans and the relative mix of compensation elements successfully motivates our executives and aligns both the short-term and long-term interests of employees and shareholders.

The following table sets forth the compensation for the fiscal year ended December 31, 2006 of our principal executive officer, former principal executive officer, principal financial officer and our other three most highly compensated executive officers.

2006 SUMMARY COMPENSATION TABLE

								Change in Pension
								Value and
							Non-	Nonquali-
							Equity	fied
						Option/	Incentive Plan	Deferred	All Other
				Stock		SAR	Compen-	Compensation	Compensa-
Name and Principal		Salary	Bonus(4)	Awards		Awards(7)	sation(8)	Earnings(9)	tion		Total
Position	Year	($)	($)	($)		($)	($)	($)	($)		($)
Stephen D. Newlin, Chairman, President and Chief Executive Officer(1)	2006	$589,615	$600,000	$505,374	(5)	$558,936	$959,700	0	$103,725	(10)	$3,317,350
William F. Patient, Former Chairman, President and Chief Executive Officer(2)	2006	68,833	50,000	20,833		0	0	0	0		139,666
W. David Wilson, Senior Vice President and Chief Financial Officer	2006	354,058	50,000	75,561	(6)	158,724	242,707	0	81,711	(11)	962,761
Wendy C. Shiba, Senior Vice President, Chief Legal Officer and Secretary	2006	337,769	50,000	59,052	(6)	120,905	231,541	0	42,859	(12)	842,126
Kenneth M. Smith, Senior Vice President, Chief Human Resources and Chief Information Officer	2006	313,481	50,000	52,914	(6)	112,084	214,891	0	59,109	(13)	802,479
Bernard P. Baert, Senior Vice President & General Manager, Colors and Engineered Materials, Europe and Asia(3)	2006	349,999	0	53,125	(6)	105,333	219,576	0	69,043	(14)	797,076

(1)	Mr. Newlin was elected Chairman, President and Chief Executive Officer, effective February 21, 2006.

(2)	Mr. Patient served as our Chief Executive Officer for a portion of 2006. He had been a Director and Chairman of the Board since November 2003 and served as President and Chief Executive Officer from October 6, 2005 to February 21, 2006, when Mr. Newlin became Chairman, President and Chief Executive Officer. Mr. Patient did not participate in our annual or long-term incentive plans or receive the perquisites generally provided to our executive officers. The total compensation received by Mr. Patient in 2006, as reflected in the 2006 Summary Compensation Table, includes: (a) salary earned for the period of time in 2006 during which Mr. Patient served as Chairman, President and Chief Executive Officer ($50,000); (b) director fees paid in cash ($18,833); (c) a one-time recognition award, as described in footnote (4) below ($50,000); and (d) like our other non-employee directors, an award of fully-vested PolyOne common shares with a value of $20,833, which represents the award of common shares with a value of $50,000 granted to the other non-employee Directors, pro-rated for the portion of the year for which he served as a Director.

(3)	Mr. Baert’s compensation is based in Euros. The conversion rate used for purposes of converting the Euros earned by Mr. Baert into dollars for purposes of this table was €1.00 = $1.25559, which is the conversion rate used in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(4)	Amounts in this column include a signing bonus of $600,000 for Mr. Newlin, a one-time recognition award in the amount of $50,000 to each of Ms. Shiba and Messrs. Wilson and Smith in recognition of the additional duties and responsibilities assumed in connection with executive and operating matters during the CEO-transition period, and a one-time recognition award in the amount of $50,000 to Mr. Patient in recognition of his leadership and contributions during the CEO-transition period.

(5)	This reflects a restricted stock award granted in 2006 to Mr. Newlin under our 2005 Equity and Performance Incentive Plan (the “Equity Plan”) as part of his hiring package with a compensation cost for 2006 of $505,374. The amount reflected in the table includes the dollar amount recognized for financial statement reporting purposes for 2006 with respect to the award computed in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”). Additional information regarding the assumptions used in determining the cost reflected in the table can be found in Note Q of the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. This grant is described more fully in the narrative following the 2006 Grants of Plan-Based Awards table in this proxy statement.

(6)	This reflects the compensation cost under SFAS 123(R) in 2006 of performance shares granted in 2005. Additional information regarding the assumptions used in determining the costs reflected in the table can be found in Note Q of the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. These performance shares are described in more detail in footnote (5) to the 2006 Outstanding Equity Awards at Fiscal Year-End table.

(7)	This column includes the grants of target-priced, stock-settled stock appreciation rights granted in 2006 to the Named Executive Officers under our Equity Plan. The cost of these awards as reflected in the table was based on the dollar amount recognized for financial statement reporting purposes for 2006 with respect to these awards, computed in accordance with SFAS 123(R). These grants are described more fully in the narrative following the 2006 Grants of Plan-Based Awards table and in the “Compensation Discussion and Analysis — Elements of Compensation — Stock-Settled SARs” section in this proxy statement. This column also reflects for Messrs. Wilson, Smith and Baert and Ms. Shiba the dollar amount recognized for financial statement reporting purposes in 2006 with respect to awards granted in prior years. Additional information regarding the assumptions used in determining the costs reflected in the table can be found in Note Q of the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(8)	This column reflects amounts earned by the Named Executive Officers under the Senior Executive Annual Incentive Plan (the “SEAIP”). The terms of the SEAIP are described more fully in the narrative following the 2006 Grants of Plan-Based Awards table and in the “Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive” section of this proxy statement.

(9)	Among the Named Executive Officers, only Mr. Wilson and Mr. Smith participate in a company-funded qualified defined benefit pension plan and an unfunded, nonqualified defined benefit pension plan (the “Qualified Pension Plan” and “Nonqualified Pension Plan,” respectively) that existed prior to our formation in 2000 through the consolidation of The Geon Company and M.A. Hanna Company. Although shown as $0 in the above table, the aggregate actuarial present value of the accumulated benefits under the Qualified Pension Plan and the Nonqualified Pension Plan actually decreased during 2006 by $11,727 for Mr. Wilson and by $8,412 for Mr. Smith. Above-market or preferential earnings are not available under any of our non-qualified deferred compensation plans.

(10)	Amounts under “All Other Compensation” for Mr. Newlin include tax gross-ups on personal benefits (including a gross up on a moving allowance described below) in the amount of $23,229, PolyOne’s cash contributions to our qualified savings plan in the amount of $14,300, PolyOne’s cash contributions under our non-qualified retirement plan providing for benefits in excess of the amounts permitted to be contributed under the qualified savings plan in the amount of $22,675 and excess liability umbrella insurance coverage in the amount of $987. Mr. Newlin also received perquisites in 2006, reflected in the table, with the following incremental costs: moving allowance ($18,155), car allowance ($12,129, based on $1,200 per month, pro-rated), and financial planning and tax preparation expenses ($12,250).

(11)	Amounts under “All Other Compensation” for Mr. Wilson include tax gross-ups on personal benefits in the amount of $6,593, PolyOne’s cash contributions to our qualified savings plan in the amount of $23,100, PolyOne’s cash contributions under our non-qualified retirement plan providing for benefits in excess of the amounts permitted to be contributed under the qualified savings plan in the amount of $27,410, excess liability umbrella insurance coverage in the amount of $987 and the current value of future expected retiree medical coverage in the amount of $1,215. Mr. Wilson also received perquisites in 2006, reflected in the table, with the following incremental costs: car allowance ($14,400) and financial planning and tax preparation expenses ($8,006).

(12)	Amounts under “All Other Compensation” for Ms. Shiba include tax gross-ups on personal benefits in the amount of $2,336, PolyOne’s cash contributions to our qualified savings plan in the amount of $14,300, PolyOne’s cash contributions under our non-qualified retirement plan providing for benefits in excess of the amounts permitted to be contributed under the qualified savings plan in the amount of $11,036 and excess liability umbrella insurance coverage in the amount of $987. Ms. Shiba also received perquisites in 2006, reflected in the table, with the following incremental costs: car allowance ($12,000) and financial planning and tax preparation expenses ($2,200).

(13)	Amounts under “All Other Compensation” for Mr. Smith include tax gross-ups on personal benefits in the amount of $4,370, PolyOne’s cash contributions to our qualified savings plan in the amount of $21,450, PolyOne’s cash contributions under our non-qualified retirement plan providing for benefits in excess of the amounts permitted to be contributed under the qualified savings plan in the amount of $14,255, excess liability umbrella insurance coverage in the amount of $987 and the current value of future estimated retiree medical coverage in the amount of $1,073. Mr. Smith also received perquisites in 2006, reflected in the table, with the following incremental costs: car allowance ($12,000) and financial planning and tax preparation expenses ($4,974).

(14)	Amounts under “All Other Compensation” for Mr. Baert include PolyOne’s cash contributions to a tax-efficient savings plan, generally provided to all Belgium employees, in the amount of $42,644. Mr. Baert also received perquisites in 2006, reflected in the table, with the following incremental costs: company provided automobile ($20,951), meal vouchers ($1,320) and customer entertainment allowance ($4,128).

2006 GRANTS OF PLAN-BASED AWARDS

					Estimated Future Payouts Under
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Equity Incentive Plan Awards(4)
								All Other
								Stock			Grant Date
								Awards:			Fair
								Number			Value of Stock
								of Shares	Exercise or Base		and
								of Stock or	Price of Option		Option/SAR
		Threshold(3)	Target	Maximum	Threshold	Target	Maximum	Units	/SAR Awards(6)	Closing Market	Awards(7)
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	($/Sh)	Price on Grant Date	($)
S.D. Newlin(1)	*	$350,000	$700,000	$1,400,000
	2/21/06	515,250	1,030,500	2,061,000
	2/21/06	384,540	769,080	1,538,160
	2/21/06					174,900			9.185	8.90	651,794
	2/21/06							200,000(5)			1,768,000
W.F. Patient	—	—	—	—	—	—	—	2,314	—	—	20,833
W.D. Wilson	*	88,515	177,029	354,058
	1/4/06	148,100	296,200	592,400
	1/4/06					63,000			6.51	6.56	173,880
W.C. Shiba	*	84,442	168,885	337,769
	1/4/06	113,000	226,000	452,000
	1/4/06					48,000			6.51	6.56	132,480
K.M. Smith	*	78,370	156,741	313,481
	1/4/06	104,850	209,700	419,400
	1/4/06					44,700			6.51	6.56	123,372
B.P. Baert	*	87,481	174,961	349,922
	1/4/06	87,750	175,500	351,000
	1/4/06					37,500			6.51	6.56	103,500

*	There is no Grant Date for these awards. This row relates to awards made under our cash-based Senior Executive Annual Incentive Plan (the “SEAIP”).

(1)	Mr. Newlin was hired February 21, 2006.

(2)	The first row of this column for each Named Executive Officer represents the annual cash incentive opportunity for the Named Executive Officers under the SEAIP. The actual amount earned for 2006 under the SEAIP is reported in the “Non-Equity Incentive Plan Compensation” column of the 2006 Summary Compensation Table. The second row of this column for each Named Executive Officer represents the performance units awarded to each Named Executive Officer under our 2005 Equity and Performance Incentive Plan. Each performance unit is equal in value to $1.00. These performance units will be paid in cash, if earned, and are subject to achievement of specified performance goals over a three-year performance period (2006-2008). The third row of this column for Mr. Newlin represents a two-year cash incentive that was granted to Mr. Newlin in connection with his employment agreement. This cash incentive consists of 87,000 targeted phantom units, with each unit being equal in value to one share of our common stock. These phantom units will be paid in cash (based on the high-low average of our common shares on the day immediately preceding approval of payment), if earned, and are subject to achievement of specified performance goals over a two-year performance period (2006-2007).

(3)	Threshold refers to the minimum amount payable upon reaching the threshold level of performance. If threshold performance is not attained, the participant will receive $0 for this award.

(4)	The numbers in this column represent stock-settled stock appreciation rights granted to the Named Executive Officers under our 2005 Equity and Performance Incentive Plan, which become exercisable only upon the achievement of target prices relating to our common stock. If the applicable target prices are met, a portion of the total award becomes exercisable, as explained in the following narrative disclosure. The award of SARs provides for a single estimated payout and, thus, the total number of stock-settled SARs granted in 2006 is reported in the “Target” column above.

(5)	This represents a grant of restricted stock that Mr. Newlin received as part of his hiring package, which fully vests on the third anniversary of the date of grant and which accrues dividends, if any dividends are declared on our common stock.

(6)	In setting the base price of SARs, we have followed the practice of using the average of the high and low sales price of our common shares on the trading day immediately before the day the award was approved by the Committee. This practice is in compliance with our 2005 Equity and Performance Incentive Plan. The award of stock-settled SARs that was granted on January 4, 2006 to the Named Executive Officers other than Mr. Newlin was priced higher than the average of the high and low sales price on the trading day immediately before the date of grant ($6.51 base price vs. $6.45 average of high and low on January 3, 2006). This base price is in compliance with the terms of our 2005 Equity and Performance Incentive Plan, which provides that the base price must be equal to or greater than the fair market value of our common stock (which we have determined to be the average of the high and low sales price) on the day preceding the date of grant.

(7)	This represents the grant date fair value of each equity-based award, computed in accordance with SFAS 123(R).

Set forth below is narrative disclosure relating to the 2006 Summary Compensation Table and the 2006 Grants of Plan-Based Awards table.

Senior Executive Annual Incentive Plan

Annual cash incentives were granted in 2006 under our Senior Executive Annual Incentive Plan and are based on achievement of performance goals relating to company operating income, company-controlled cash flow and equity investment performance (for the corporate staff participants) and business unit operating income, company-controlled cash flow and revenue growth in Asia (for Mr. Baert). Achievement of a performance goal at the threshold level results in payment of 50% of the targeted award for that performance goal; achievement of a performance goal at the target level results in a payment of 100% of the targeted award for that performance goal; and, achievement at the maximum level or greater results in payment of 200% of the targeted award for that goal. In no event will a Named Executive Officer receive an award that exceeds the plan maximum of $2,000,000. If performance falls between the levels, the award payouts are interpolated. For a more detailed discussion of our annual incentive plan, see “Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive.”

Cash-Settled Performance Units

Cash-settled performance units were granted in 2006 under our 2005 Equity and Performance Incentive Plan and are based on achievement of performance goals, over a three-year period, relating to return on invested capital, cash flow and our ratio of debt to EBITDA. If we achieve performance at the threshold levels, 50% of the performance units will be earned; if we achieve performance at the targeted levels, 100% of the performance units will be earned; and, if we achieve performance at the maximum levels or greater, 200% of the performance units will be earned. If performance falls between the levels, the number of performance units earned is interpolated for the ROIC and cash flow measures. There is no interpolation for the measure relating to the ratio of debt to EBITDA. Performance under each measure is evaluated independently and awards are determined separately for each measure. For a more detailed discussion of the performance units granted in 2006, see “Compensation Discussion and Analysis — Elements of Compensation — Cash-Settled Performance Units.”

Stock-Settled SARs

In 2006, our Compensation and Governance Committee granted stock-settled SARs to the Named Executive Officers. These SARs have a term of seven years and vest upon the attainment of target prices (sustained for three consecutive trading days) for PolyOne common shares as follows: 1/3 @ $7.50; 1/3 @ $8.50 and 1/3 @ $10.00. In no event may the SARs vest sooner than one year from the date of grant. For a more detailed discussion of the stock-settled SARs granted in 2006, see “Compensation Discussion and Analysis — Elements of Compensation — Stock-Settled SARs.”

Restricted Stock Granted to Mr. Newlin

Upon his hire date, Mr. Newlin received a grant of 200,000 shares of restricted stock, which fully vest on the third anniversary of the date of grant. The common shares subject to the grant of restricted stock may not be transferred or otherwise disposed of by Mr. Newlin (except by will or the laws of descent and distribution), unless the restricted stock becomes nonforfeitable as described herein. The common shares subject to the grant of restricted stock were registered in Mr. Newlin’s name and are fully paid and nonassessable. From and after the date of grant, Mr. Newlin had all of the rights of a shareholder with respect to the shares of restricted stock granted, including the right to vote such shares of restricted stock and receive any dividends that may be paid thereon.

Phantom Units Granted to Mr. Newlin

Mr. Newlin received a grant of 87,000 cash-settled phantom units, which become earned only upon the attainment of equally-weighted performance goals relating to our cash flow, return on invested capital (ROIC) and debt to EBITDA ratio and Mr. Newlin remaining in the continuous employ of PolyOne or a subsidiary through the end of a two year performance period (i.e., December 31, 2007). Each phantom unit is equal in value to one common share. If we achieve performance at the threshold levels, 50% of the units will be earned; if we achieve performance at the targeted levels, 100% of the units will be earned; and, if we achieve performance at the maximum levels or greater, 200% of the units will be earned. If performance falls between the levels, the number of units earned is interpolated for the ROIC and cash flow levels. There is no interpolation for the measure relating to the debt to EBITDA ratio. Performance under each measure is evaluated independently and awards are determined separately for each measure. Any earned units entitle Mr. Newlin to a cash payment at the end of the performance period equal to the number of earned units multiplied by the average of the high and low sales prices of our common shares on the day immediately preceding approval of payment.

Employment Agreements

We do not have employment agreements with any of our Named Executive Officers, except for Mr. Newlin. Mr. Newlin’s Employment Agreement is described in detail in the “Compensation Discussion and Analysis — Employment Agreement of the Chief Executive Officer” and the “Potential Payments Upon Termination or Change-in-Control” sections of this proxy statement.

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option/SAR Awards						Stock Awards
											Equity		Equity
											Incentive		Incentive Plan
			Equity								Plan		Awards:
			Incentive Plan								Awards:		Market or
			Awards:						Market		Number of		Payout Value
	Number of	Number of	Number of				Number of		Value of		Unearned		of Unearned
	Securities	Securities	Securities				Shares or		Shares or		Shares,		Shares, Units
	Underlying	Underlying	Underlying		Option/		Units of		Units of		Units or		or Other
	Unexercised	Unexercised	Unexercised		SAR	Option/	Stock That		Stock That		Other Rights		Rights That
	Options/SARs	Options/SARs	Unearned		Exercise	SAR	Have Not		Have Not		That Have		Have Not
	(#)	(#)	Options/SARs		Price	Expiration	Vested		Vested		Not Vested		Vested(6)
Name	Exercisable(1)	Unexercisable	(#)		($)	Date	(#)		($)		(#)		($)
S.D. Newlin							200,000	(2)	1,500,000	(6)
			174,900	(3)	9.1850	2/20/2013
W.F. Patient	72,000	0			9.9375	1/1/2007
	140,000	0			10.3125	2/3/2008
	6,000	0			6.7050	5/20/2014
W.D. Wilson			26,400	(4)	8.9400	1/4/2012
			63,000	(3)	6.5100	1/3/2013
											23,800	(5)	178,500
	8,000	0			9.9375	1/1/2007
	24,800	0			6.0000	3/31/2007
	128,536	0			10.3125	2/3/2008
	200	0			9.0000	9/4/2010
	71,100	0			8.7000	2/27/2011
	82,400	0			12.2200	3/25/2012
	61,900	0			6.0000	3/31/2013
W.C. Shiba			20,700	(4)	8.9400	1/4/2012
			48,000	(3)	6.5100	1/3/2013
											18,600	(5)	139,500
	2,134	0			6.0000	3/31/2007
	10,290	0			8.9600	2/27/2011
	59,400	0			12.2200	3/25/2012
	46,900	0			6.0000	3/31/2013

	Option/SAR Awards						Stock Awards
									Equity		Equity
									Incentive		Incentive Plan
			Equity						Plan		Awards:
			Incentive Plan						Awards:		Market or
			Awards:					Market	Number of		Payout Value
	Number of	Number of	Number of				Number of	Value of	Unearned		of Unearned
	Securities	Securities	Securities				Shares or	Shares or	Shares,		Shares, Units
	Underlying	Underlying	Underlying		Option/		Units of	Units of	Units or		or Other
	Unexercised	Unexercised	Unexercised		SAR	Option/	Stock That	Stock That	Other Rights		Rights That
	Options/SARs	Options/SARs	Unearned		Exercise	SAR	Have Not	Have Not	That Have		Have Not
	(#)	(#)	Options/SARs		Price	Expiration	Vested	Vested	Not Vested		Vested(6)
Name	Exercisable(1)	Unexercisable	(#)		($)	Date	(#)	($)	(#)		($)
K.M. Smith			18,600	(4)	8.9400	1/4/2012
			44,700	(3)	6.5100	1/3/2013
									16,667	(5)	125,003
	1,800	0			9.9375	1/1/2007
	29,392	0			10.3125	2/3/2008
	200	0			9.0000	9/4/2010
	42,700	0			8.7000	2/27/2011
	49,500	0			12.2200	3/25/2012
	39,100	0			6.0000	3/31/2013
B.P. Baert			18,600	(4)	8.9400	1/4/2012
			37,500	(3)	6.5100	1/3/2013
									16,733	(5)	125,498
	3,030	0			25.1875	11/4/2007
	7,073	0			15.0000	11/3/2008
	6,969	0			10.6250	11/30/2009
	200	0			9.0000	9/4//2010
	41,000	0			8.7000	2/27/2011
	47,500	0			12.2200	3/25/2012

(1)	This column shows the fully-exercisable stock options granted to the Named Executive Officers prior to the last fiscal year.

(2)	These shares of restricted stock vest on the third anniversary of the date of grant.

(3)	These stock-settled stock appreciation rights (“SARs”) were granted in 2006 and vest upon the attainment of target prices (sustained for three consecutive trading days) for our common shares as follows: 1/3 @ $7.50; 1/3 @ $8.50; and 1/3 @ $10.00. In no event may the SARs vest sooner than one year from the date of grant.

(4)	These stock-settled SARs were granted in 2005 and vest upon the attainment of target prices (sustained for three consecutive trading days) for our common shares as follows: 1/3 @ $9.84; 1/3 @ $10.73; and 1/3 @ $11.63.

(5)	These performance shares were granted in January 2005 and are earned upon achievement of performance goals, over the 2005-2007 performance period, relating to operating cash flow, return on invested capital (ROIC), and level of EBITDA in relation to debt. Each performance measure is weighted equally at 33 1/3%. If we were to attain all of the targeted performance levels, a participant would earn a target-level award. If we were to attain only the threshold performance levels, 50% of the targeted award would be earned and if we were to attain the maximum or better performance levels, the participant would earn

200% of the targeted award. Awards are interpolated for the ROIC and cash flow measures if performance falls between the levels. There is no interpolation for the level of EBITDA in relation to debt performance measure. The numbers reflected in the table are based on achieving the threshold level of performance for two performance measures and the target level of performance for one performance measure.

(6)	Based on the closing market price of our common shares on the last trading day of the 2006 fiscal year, December 29, 2006 ($7.50).

2006 OPTION EXERCISES AND STOCK VESTED

	Option/SAR Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise(1)	on Exercise(2)	Vesting	on Vesting
Name	(#)	($)	(#)	($)
S.D. Newlin	—	—	—	—
W.F. Patient	—	—	—	—
W.D. Wilson	55,040	154,387	—	—
W.C. Shiba	16,666	31,332	—	—
K.M. Smith	15,600	50,382	—	—
B.P. Baert	16,400	48,380	—	—

(1)	Mr. Wilson exercised 55,040 stock appreciation rights; Ms. Shiba exercised 16,666 incentive stock options; Mr. Smith exercised 15,600 incentive stock options; Mr. Baert exercised 16,400 stock appreciation rights.

(2)	Represents the difference between the market price of our common shares at exercise and the exercise or base price of the options or SARs exercised.

2006 PENSION BENEFITS

			Present Value of
		Number of Years	Accumulated	Payments During
		Credited Service	Benefit(1)	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
S.D. Newlin	N/A	—	—	—
W.F. Patient(2)	N/A	—	—	—
W.D. Wilson	PolyOne Merged Pension Plan	24.9	512,950	0
	The Geon Company Section 401(a)(17) Benefit Restoration Plan	24.9	582,220	0
W.C. Shiba	N/A	—	—	—
K.M. Smith	PolyOne Merged Pension Plan(3)	17.4	326,264	0
	The Geon Company Section 401(a)(17) Benefit Restoration Plan(4)	17.4	173,694	0
B.P. Baert	N/A	—	—	—

(1)	The Present Value of Accumulated Benefit shown in column (d) above for each plan for each Named Executive Officer is the lump-sum value as of December 31, 2006 of the monthly pension benefit earned as of December 31, 2006 that would be payable under that plan for the executive’s life beginning on age 62 (the earliest age prior to the Normal Retirement Age of 65 when benefits can commence unreduced for early retirement). Lump sum payments are not allowed under either plan. The assumptions used to determine the lump-sum value are a discount rate of 6.07% and a post-retirement mortality using the RP-2000 Combined Healthy Mortality Tables for males. No pre-retirement decrements are assumed.

(2)	Mr. Patient was not entitled to pension benefits as a result of his retirement as our Chairman, President and Chief Executive Officer. Prior to his serving in this capacity, he was entitled to, and was receiving, earned pension benefits as a result of his service with The Geon Company, our predecessor.

(3)	Mr. Smith’s Number of Years of Credited Service includes the 4 additional years of pension service discussed in the narrative following the 2006 Pension Benefits table. Without the 4 additional years of pension service, the Present Value of Accumulated Benefit would have been $251,355 instead of the $326,264 shown in the table.

(4)	Mr. Smith’s Number of Years of Credited Service includes the 4 additional years of pension service discussed in the narrative following the 2006 Pension Benefits table. Without the 4 additional years of pension service, the Present Value of Accumulated Benefit would have been $133,814 instead of the $173,694 shown in the table.

As a result of the continuation of a plan that existed prior to the consolidation of Geon and M.A. Hanna, we maintain two defined benefit plans for those employees who were with those companies at the time of the consolidation. As of December 31, 1999, both plans were closed to new participants.

One plan is The PolyOne Merged Pension Plan, which provides funded, tax-qualified benefits subject to the limits on compensation and benefits under the Internal Revenue Code (referred to as the “Qualified Plan”). The other plan is The Geon Company Section 401(a)(17) Benefit Restoration Plan, which provides unfunded, non-qualified benefits that are in addition to those offered under the Qualified Plan. The Benefit Restoration Plan benefits are calculated under a formula similar to that of the Qualified Plan, but without the compensation and benefit limits imposed by the Internal Revenue Code on qualified plans. The benefits under the Benefit Restoration Plan are offset by benefits provided under the Qualified Plan. The Qualified Plan makes available a pension that is paid from funds in trust provided through contributions by PolyOne. Any pension benefit provided under the Benefit Restoration Plan is paid from our general assets.

The amount of the executive’s pension depends on a number of factors including “final average earnings” (“FAE”) and years of credited company service to PolyOne. FAE is determined based on the highest four consecutive calendar years of an employee’s earnings. Earnings include salary, overtime pay, holiday pay, vacation pay, and certain incentive payments including annual cash bonuses, but exclude awards under long-term incentive programs and the match by us in the qualified savings plans. The annual salary and bonus for the current year for the Named Executive Officers is indicated in the 2006 Summary Compensation Table.

Effective December 31, 2002, service under the both the Qualified Plan and the Benefit Restoration Plan were frozen. Effective December 31, 2004, earnings under the Benefit Restoration Plan were frozen.

The combined Plans generally provide a benefit of 1.15% of FAE, times all years of pension service credit, plus 0.45% of FAE in excess of “covered compensation” (as defined by the Social Security Administration) times years of pension credit up to 35 years. In addition, those executives who were actively at work on December 31, 1989, may receive an additional pension service credit of up to 4 years if actual pension service credit is less than 24 years. Benefits become vested after 5 years of service and are generally payable on a monthly lifetime basis starting at age 65.

A former employee can elect to commence vested benefit payments as early as age 55 in lieu of waiting to age 65. However, the benefit described above is subject to reduction in recognition of the additional payments that are received because of early commencement. The reduction for early retirement is determined differently depending on whether the former employee terminated employment before or after attaining age 55. If an employee terminates employment on or after age 55 and commences his or her benefit before age 62, the benefit payments would be reduced by 0.5% per month. If an employee terminates employment before age 55 and commences his or her benefit before age 65, the reduction is more severe and is determined on an actuarially equivalent basis. No reduction will occur if an employee (1) terminates employment on or after age 55 and commences his or her benefit on or after age 62 or (2) terminates employment before age 55 and commences his or her benefit at age 65.

The normal form of payment provides that an employee will receive his or her benefit on a lifetime payment with a minimum of 60 monthly payments guaranteed. Married participants receive payments in an actuarially equivalent 50% Joint and Survivor form. Other actuarially equivalent monthly lifetime forms of payments are available if elected by the participant with spousal agreement if married. Lump sum payments are not available.

In general, if a married, vested participant dies prior to commencing his pension benefit then the spouse is eligible to receive the benefit that would have otherwise been payable had the participant terminated employment on the day he died, survived to his Normal Retirement Date and elected a 50% Joint and Survivor form of payment and then immediately died. The 50% Joint and Survivor provides the surviving spouse with monthly lifetime payments at the participant’s Normal Retirement Age equal to 50% of the benefit that otherwise would have been payable. Payments can commence prior to the participant’s Normal Retirement Age but may be reduced for early commencement.

2006 NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings	Withdrawals/	Balance at Last
	Last FY(1)	Last FY(2)	in Last FY(3)	Distributions	FYE(4)
Name	($)	($)	($)	($)	($)
S.D. Newlin	$20,377	$22,675	$413	—	$40,100
W.F. Patient	—	—	—	—	—
W.D. Wilson	49,442	27,410	49,814	—	502,595
W.C. Shiba	9,633	11,036	16,409	—	190,406
K. M. Smith	7,803	14,255	11,388	—	151,941
B.P. Baert	—	—	—	—	—

(1)	These amounts reflect actual amounts earned by the executives in 2006, which amounts have been deferred on a voluntary basis. The full amounts reflected in column (b) are included in the 2006 Summary Compensation Table as Salary, except for $4,364 relating to Mr. Wilson, which was reported in the “Bonus” column of the 2005 Summary Compensation Table.

(2)	This column contains contributions by us in the last fiscal year under our non-qualified retirement plan, the PolyOne Supplemental Retirement Benefit Plan, which provides for benefits in excess of amounts permitted to be contributed under our qualified retirement plan, as follows: (a) our cash contributions in amounts equal to 100% on the first 3% of employee contributions plus 50% on the next 3% of employee contributions (the “Company Match”); (b) a retirement contribution by us in an amount equal to 2% of eligible earnings (the “Retirement Contribution”); and (c) for Messrs. Smith and Wilson only (as our heritage employees), an additional automatic company-paid contribution in the amount of 3.25% and 4%, respectively (the “Transition Contribution”). Messrs. Baert and Patient do not currently participate in this plan or any other non-qualified deferred compensation plan. The following table breaks out the contributions made by us in 2006 under each of the types of contributions described above:

Company Contribution	Newlin	Patient	Wilson	Shiba	Smith	Baert

Company Match	$15,283	—	$14,833	$7,225	$5,852	—
Retirement Contribution	7,392	—	4,192	3,811	3,201	—
Transition Contribution	0	—	8,385	0	5,202	—

All of these amounts are included in the “All Other Compensation” column of the 2006 Summary Compensation Table.

(3)	Because amounts included in this column do not include above-market or preferential earnings, none of these amounts are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the 2006 Summary Compensation Table.

(4)	A portion of the balance reflected in the table represents amounts earned by the executives, which they have elected to defer on a voluntary basis. The following amounts included in the “Aggregate Balance at Last FYE” column were reported in the 2006 Summary Compensation Table or in the Summary Compensation Table for previous years since our formation in 2000 (in the “Salary,” “Bonus,” “Non-Equity Incentive Plan Compensation,” or the “All Other Compensation” columns): Mr. Newlin: $40,100; Mr. Wilson: $345,830; Ms. Shiba: $152,938; and Mr. Smith: $102,121. Certain of the Named Executive Officers also have balances in frozen non-qualified deferred compensation plans sponsored by our predecessor companies, Geon and M.A. Hanna. These plans are The Geon Company Section 401(a)(17) Benefit Restoration Plan and the M.A. Hanna Company Supplemental Retirement Benefit Plan. These amounts are reflected in the table.

We currently offer participation in a non-qualified deferred compensation retirement plan, called the PolyOne Supplemental Retirement Benefit Plan. This plan is an unfunded, nonqualified plan that provides benefits similar to our Qualified Savings Plan, but without Internal Revenue Code contribution and earnings limitations. The Named Executive Officers are permitted to elect to defer up to 15% of their salary and annual bonus into the plan. The amounts deferred are credited to accounts selected by the executive that mirror the investment alternatives available in our qualified retirement plan, except that participants cannot elect the PolyOne stock fund with respect to amounts deferred under the non-qualified plan. Each Named Executive Officer who is a participant in the supplemental plan is 100% vested in that portion of his or her account that is attributable to elective deferrals, the Transition Contribution (as defined above) and the Company Match (as defined above). Further, Named Executive Officers who are participants in the plan are vested in the Retirement Contribution (as defined above) upon three years of service. A Named Executive Officer’s vested accounts will commence to be paid to such executive within 30 days of the date of the executive’s termination of employment with us in the form of payment selected by the executive (lump sum payment or payment in installments over a period not exceeding 10 years) on an election form received by us.

The PolyOne Supplemental Retirement Benefit Plan and the frozen legacy plans are subject to the rules of Section 409A of the Internal Revenue Code, which restricts the timing of distributions. Thus, payment, or commencement of payment, to the Named Executive Officers of their accounts may need to be delayed by six months from such executive’s “separation from service” with us.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Our Named Executive Officers’ employment may be terminated under several possible scenarios. In certain of these scenarios, our plans, agreements, arrangements or typical practices would provide severance benefits in varying amounts to the executive. We do not have employment agreements with any of our Named Executive Officers, other than Mr. Newlin. We do have Management Continuity Agreements with each of our Named Executive Officers, which provide for specified benefits upon a termination of employment following a change in control and each of our Named Executive Officers, other than Mr. Newlin, participate in our newly-approved Executive Severance Plan. Further, our plans, agreements and arrangements may provide for specified benefits upon a change in control (or for acceleration of such benefits). Severance and other benefits that are payable upon a termination of employment and/or upon a change in control are described below. The tables following the narrative discussion summarize the amounts payable upon termination or a change in control under certain circumstances, assuming that the executive’s employment terminated on December 31, 2006.

Management Continuity Agreements

Messrs. Newlin, Wilson, Smith, Baert and Ms. Shiba are parties to management continuity agreements with us (the “Continuity Agreements”). The purpose of the Continuity Agreements is to encourage the individuals to carry out their duties in the event of the possibility of a “change of control” of PolyOne. The Continuity Agreements do not provide any assurance of continued employment unless there is a change of control. Generally, a change of control is deemed to have occurred if:

•	any person becomes the beneficial owner of 25% or more of the combined voting power of our outstanding securities (subject to certain exceptions);

•	there is a change in the majority of our Board of Directors;

•	certain corporate reorganizations occur where the existing shareholders do not retain more than 60% of the common shares and combined voting power of the outstanding voting securities of the surviving entity; or

•	there is shareholder approval of a complete liquidation or dissolution of PolyOne.

The Continuity Agreements generally provide for the continuation of employment of the individuals (for a period of 2 or 3 years, depending on the executive) in the same positions and with the same responsibilities and authorities that they possessed immediately prior to the change of control and with the same benefits and level of compensation.

If a change of control occurs and the Named Executive Officer’s employment is terminated by us or a successor for reasons other than “cause” or is terminated voluntarily by the individual for “good reason”, generally the Continuity Agreements provide that the individual would be entitled to receive:

•	at the election of the executive, continued payments of base salary for a period of up to two or three years, depending on the executive, or a lump sum payment of two or three years of base salary, depending on the executive;

•	a payment of up to two or three times (depending on the executive) the executive’s targeted annual incentive amount in effect prior to the change of control;

•	the continuation of all employee health and welfare benefits for up to two or three years (depending on the executive);

•	financial planning services for one year;

•	a payment based on the difference between what the executive is entitled to receive under certain retirement plans and what the executive would have received under such retirement plans if he or she had accumulated two or three (depending on the executive) additional years of service under such plans;

•	a lump sum payment equal to the company contributions required to be made to certain retirement plans on behalf of the executive for the year of the change of control or the year of termination; and

•	a tax gross-up for any excise tax due under the Internal Revenue Code for any payments or distributions made under the agreements.

All of the above severance benefits would be paid to the executive in accordance with, and at times permitted by, Section 409A of the Internal Revenue Code.

Under the terms of the Continuity Agreements, “cause” is defined generally to include: (1) following notice and an opportunity to cure, the willful and continued failure of the executive to substantially perform his or duties, which causes material and demonstrable injury to the company; or (2) the willful engaging by the executive in other gross misconduct materially and demonstrably injurious to the company.

Further, under the terms of the Continuity Agreements, “good reason” is defined generally to include:

•	changes in duties, responsibilities, reporting relationships and status that constitute a material demotion;

•	the assignment of duties or responsibilities that are materially inconsistent with, or materially and adversely change, the executive’s positions, duties, responsibilities or reporting relationships and status;

•	a reduction in base salary or target incentive;

•	the failure to continue employee benefits or perquisites on a substantially equivalent basis;

•	the requirement to change the principal location of the executive’s work, which results in an additional commute of more than 50 miles;

•	the requirement for increased travel (one-third more) away from the executive’s office;

•	the failure of a successor to assume the Continuity Agreement; or

•	a termination of employment that does not comply with the Continuity Agreement.

For the Chief Executive Officer, Chief Financial Officer and Chief Legal Officer, “good reason” also includes their election to terminate employment for any reason during the 30-day period immediately following the first anniversary of the change of control.

To the extent a payment or benefit that is paid or provided under a Continuity Agreement would also be paid or provided under the terms of another plan, program, agreement or arrangement, such applicable plan, program, agreement or arrangement shall be deemed to have been satisfied by the payment made or benefit provided under the Continuity Agreement.

In addition, in order to receive payment and benefits under the Continuity Agreement, the Named Executive Officer must execute a release of claims against us and is subject to confidentiality, non-compete and non-solicitation covenants for two or three years (depending on the executive).

Employment Agreement with Mr. Newlin

We have entered into a letter agreement with Stephen D. Newlin, pursuant to which Mr. Newlin agreed to serve as our Chairman, President and Chief Executive Officer. The agreement provides that if (i) Mr. Newlin’s employment is terminated by us without serious cause (as defined in our Employee Transition Plan), (ii) Mr. Newlin is not otherwise entitled to receive benefits under his Continuity Agreement (discussed above) and (iii) Mr. Newlin agrees to standard non-compete and non-solicitation covenants for a period of 36 months following the date of termination, Mr. Newlin will be entitled to 36 months of salary continuation, car allowance and financial planning/tax preparation allowance, a pro-rated annual incentive amount as earned for the year in which the termination of employment occurs and 18 months of continuation in our medical and dental plans (but not life insurance, short-term disability or long-term disability) and an amount equal to the financial equivalent of six additional months of continuation in such medical and dental plans.

If Mr. Newlin’s employment is involuntarily terminated without serious cause prior to February 21, 2009, Mr. Newlin is entitled to an additional cash payment, which payment increases each year during the three-year period. If Mr. Newlin is terminated on or following February 21, 2009, there is no additional cash payment.

Executive Severance Plan

On May 25, 2006, our Compensation and Governance Committee approved the adoption of the PolyOne Corporation Executive Severance Plan (the “Severance Plan”). The Severance Plan provides for severance payments to our executive officers and other elected officers upon certain terminations of employment.

For the Named Executive Officers other than Mr. Newlin, the Severance Plan provides that, if we terminate the employment of a Named Executive Officer for any reason other than cause, the Named Executive Officer will be entitled to receive:

•	salary continuation payments in an amount equal to two times the Named Executive Officer’s base salary;

•	a pro rata payment of his or her annual bonus for the year of termination;

•	continued participation in our medical, dental and vision plans for two years; and

•	fees for outplacement benefits for a period of 12 months.

We do not have to make payments to any Named Executive Officer under the Severance Plan if he or she is entitled to receive payment under a Continuity Agreement discussed above. In addition, in order to receive payment and benefits under the Severance Plan, the Named Executive Officer must execute a release of claims against us and is subject to confidentiality, non-compete, non-solicitation and non-disparagement covenants during the two-year severance period.

Senior Executive Annual Incentive Plan

The PolyOne Senior Executive Annual Incentive Plan (the “SEAIP”) provides opportunities to our key executives to receive incentive compensation as a reward for high levels of performance above the ordinary performance standards compensated by base salary, without limiting our ability to deduct that expenditure for federal income tax purposes. Currently, all of our Named Executive Officers participate in the SEAIP. The SEAIP provides that, if a change in control occurs, we are required to pay each participant an interim lump-sum cash payment equal to the product of the number of months that have elapsed in the calendar year prior to the change in control and one-twelfth of the participant’s target annual incentive award in effect prior to the change in control. We have the obligation to make a final payment under the terms of the SEAIP for the plan year in which the change in control occurs, but may offset the amount of any interim payment made.

Under the SEAIP, a change in control is deemed to have occurred if:

•	any person becomes the beneficial owner of 20% or more of the combined voting power of our outstanding securities (subject to certain exceptions);

•	there is a change in the majority of our Board of Directors;

•	certain corporate reorganizations occur where the existing shareholders do not retain more than 60% of the common shares and combined voting power of the outstanding voting securities of the surviving entity; or

•	there is shareholder approval of a complete liquidation or dissolution of PolyOne.

Equity/Long-Term Incentive Awards

Each of the agreements evidencing outstanding awards of restricted stock, stock options, stock appreciation rights, performance shares and performance units provides that the vesting of such award will accelerate upon a change in control. For this purpose a “change in control” is defined, in some instances, the same as in the SEAIP and, in other instances, the same as in the Continuity Agreements.

Retirement Benefits

Our defined benefit retirement benefit plan, applicable only to Messrs. Smith and Wilson also has provisions relating to the termination of the participants’ employment with us. These payments are described more fully in the disclosure provided in connection with the 2006 Pension Benefits table contained in this proxy statement.

Mr. Patient — Termination Payments

Mr. Patient retired as our Chairman, President and Chief Executive Officer on February 21, 2006. He continued to serve as a member of our Board of Directors until he retired from that position on May 25, 2006. Mr. Patient did not receive any payments or benefits from us specifically in connection with his termination of service with PolyOne. As a former employee of The Geon Company (our predecessor), Mr. Patient has been receiving and will continue to receive the same pension benefit amounts and medical coverage he started receiving on August 1, 1999 as a retiree of Geon. The following termination scenarios do not apply to Mr. Patient since his triggering event has already occurred.

Payments and Benefits Upon Termination — As of the End of Fiscal Year 2006

The following tables summarize the amounts payable upon termination under specified circumstances or upon a change in control. The data in the tables assumes that each triggering event listed in the tables occurred on December 31, 2006 and that the stock price for our common shares is $7.50, the closing sales price of our common shares on December 29, 2006.

STEPHEN D. NEWLIN

	Voluntary
	Termination or					Involuntary
	Retirement(1)	Involuntary				Termination
	(No CIC; or,	Termination			Involuntary	without Cause or
	Following a CIC,	with Cause			Termination	for Good Reason
	without Good	(Including			without Cause	(Following a
	Reason)	Following a CIC)	Death/Disability		(No CIC)	CIC)
	($)	($)	($)		($)	($)
Cash Severance Benefit (salary continuation, multiple of annual incentive payments and additional cash payment for termination prior to 2/21/09)	$0	$0	$0		$2,600,003	$4,700,003
Annual Incentive for Year of Termination	0	0	0		959,700	959,700
Cash LTIP-Vesting of Performance Units	0	0	343,500	(2)	0	1,030,500
LTIP-Vesting of Phantom Units	0	0	326,250		0	652,500
Equity Awards

- Restricted Stock	0	0	1,500,000		0	1,500,000
- Performance Shares (LTIP)	0	0	0		0	0
- Unexercisable Stock Options/SARs	0	0	0	(3)	0	0
Other Benefits

- Continuation of Medical, Dental and Vision Benefits	0	0	0		20,425	30,637
- Continuation of Other Benefits (car allowance; other welfare benefits)	0	0	0		43,200	22,857
- Financial Planning Services(4)	0	0	0		39,000	13,000
- Outplacement Benefits	0	0	0		0	0
- Additional Company Contribution for Defined Contribution Plans Under the Management Continuity Agreement	0	0	0		0	273,000
Excise Tax Gross Up	0	0	0		0	3,103,837
SUB-TOTAL (Benefits Triggered Upon a Termination of Employment)	0	0	2,169,750		3,662,328	12,286,034
PLAN BALANCES/VESTED BENEFITS

Defined Contribution Plan(s) Balances (includes the Retirement Savings Plan and the Supplemental Retirement Benefit Plan)(5)	65,677	65,677	65,677		65,677	65,677
Present Value of Accrued Pension Benefit	0	0	0		0	0
TOTAL (Includes Benefits that are Vested and Currently Payable to the Executive)	65,677	65,677	2,235,427		3,728,005	12,351,711

[1]	Retirement is generally defined as the executive’s attainment of age 55 with 10 years of service.

[2]	Assumes achievement of performance goals at the target level of performance.

[3]	Assumes a constant share price of $7.50, the closing sales price of our common shares on December 29, 2006.

[4]	Assumes the executive takes advantage of the maximum amount of available financial planning services.

[5]	Includes amounts disclosed in the “Aggregate Balance at Last FYE” column of the 2006 Nonqualified Deferred Compensation table.

W. DAVID WILSON

	Voluntary					Involuntary
	Termination or	Involuntary				Termination
	Retirement(1)	Termination				without Cause
	(No CIC; or,	with Cause			Involuntary	or for Good
	Following a	(Including			Termination	Reason
	CIC, without	Following a			without Cause	(Following a
	Good Reason)	CIC)	Death/Disability		(No CIC)	CIC)
	($)	($)	($)		($)	($)
Cash Severance Benefit (salary continuation, multiple of annual incentive payments)	$0	$0	$0		$717,000	$1,613,250
Annual Incentive for Year of Termination	0	0	0		242,707	242,707
Cash LTIP-Vesting of Performance Units	0	0	98,733	(2)	0	296,200
Equity Awards

- Restricted Stock	0	0	0		0	0
- Performance Shares (LTIP)	0	0	178,500		0	267,750
- Unexercisable Stock Options/SARs	0	0	13,860	(3)	0	62,370
Other Benefits

- Continuation of Medical, Dental and Vision Benefits	0	0	0		22,465	33,697
- Continuation of Other Benefits (other welfare benefits)	0	0	0		0	17,182
- Financial Planning Services(4)	0	0	0		0	10,000
- Outplacement Benefits	0	0	0		9,500	0
- Additional Company Contribution for Defined Contribution Plans Under the Management Continuity Agreement	0	0	0		0	169,390
Excise Tax Gross Up	0	0	0		0	1,023,226
SUB-TOTAL (Benefits Triggered Upon a Termination of Employment)	0	0	291,093		991,672	3,735,772
PLAN BALANCES/VESTED BENEFITS

Defined Contribution Plan(s)
Balances (includes the Retirement Savings Plan and the Supplemental Retirement Benefit Plan)(5)	967,075	967,075	967,075		967,075	967,075
Present Value of Accrued Pension Benefit(6)	855,373	855,373	427,670 / 855,373	(7)	855,373	855,373
TOTAL (Includes Benefits that are Vested and Currently Payable to the Executive)	1,822,448	1,822,448	1,685,838 / 2,113,541	(7)	2,814,120	5,558,220

[1]	Retirement is generally defined as the executive’s attainment of age 55 with 10 years of service.

[2]	Assumes achievement of performance goals at the target level of performance.

[3]	Assumes a constant share price of $7.50, the closing sales price of our common shares on December 29, 2006.

[4]	Assumes the executive takes advantage of the maximum amount of available financial planning services.

[5]	Includes amounts disclosed in the “Aggregate Balance at Last FYE” column of the 2006 Nonqualified Deferred Compensation table.

[6]	The numbers shown in the table are illustrative only because lump sum payments are not available.

[7]	The first number represents payments received upon death and the second number represents payments received upon disability.

WENDY C. SHIBA

	Voluntary
	Termination or					Involuntary
	Retirement(1)	Involuntary				Termination
	(No CIC; or,	Termination			Involuntary	without Cause or
	Following a CIC,	with Cause			Termination	for Good Reason
	without Good	(Including			without Cause	(Following a
	Reason)	Following a CIC)	Death/Disability		(No CIC)	CIC)
	($)	($)	($)		($)	($)
Cash Severance Benefit (salary continuation, multiple of annual incentive payments)	$0	$0	$0		$684,000	$1,539,000
Annual Incentive for Year of Termination	0	0	0		231,541	231,541
Cash LTIP-Vesting of Performance Units	0	0	75,333	(2)	0	226,000
Equity Awards

- Restricted Stock	0	0	0		0	0
- Performance Shares (LTIP)	0	0	139,500		0	209,250
- Unexercisable Stock Options/SARs	0	0	10,560	(3)	0	47,520
Other Benefits

- Continuation of Medical, Dental and Vision Benefits	0	0	0		406	609
- Continuation of Other Benefits (other welfare benefits)	0	0	0		0	14,404
- Financial Planning Services(4)	0	0	0		0	10,000
- Outplacement Benefits	0	0	0		9,500	0
- Additional Company Contribution for Defined Contribution Plans Under the Management Continuity Agreement	0	0	0		0	100,040
Excise Tax Gross Up	0	0	0		0	839,624
SUB-TOTAL (Benefits Triggered Upon a Termination of Employment)	0	0	225,393		925,447	3,217,988
PLAN BALANCES/VESTED BENEFITS

Defined Contribution Plan(s) Balances (includes the Retirement Savings Plan and the Supplemental Retirement Benefit Plan)(5)	359,305	359,305	359,305		359,305	359,305
Present Value of Accrued Pension Benefit	0	0	0		0	0
TOTAL (Includes Benefits that are Vested and Currently Payable to the Executive)	359,305	359,305	584,698		1,284,752	3,577,293

[1]	Retirement is generally defined as the executive’s attainment of age 55 with 10 years of service.

[2]	Assumes achievement of performance goals at the target level of performance.

[3]	Assumes a constant share price of $7.50, the closing sales price of our common shares on December 29, 2006.

[4]	Assumes the executive takes advantage of the maximum amount of available financial planning services.

[5]	Includes amounts disclosed in the “Aggregate Balance at Last FYE” column of the 2006 Nonqualified Deferred Compensation table.

KENNETH M. SMITH

	Voluntary
	Termination or					Involuntary
	Retirement(1)	Involuntary				Termination
	(No CIC; or,	Termination			Involuntary	without Cause or
	Following a CIC,	with Cause			Termination	for Good Reason
	without Good	(Including			without Cause	(Following a
	Reason)	Following a CIC)	Death/Disability		(No CIC)	CIC)
	($)	($)	($)		($)	($)
Cash Severance Benefit (salary continuation, multiple of annual incentive payments)	0	0	0		635,000	1,428,750
Annual Incentive for Year of Termination	0	0	0		214,891	214,891
Cash LTIP-Vesting of Performance Units	0	0	69,900	(2)	0	209,700
Equity Awards

- Restricted Stock	0	0	0		0	0
- Performance Shares (LTIP)	0	0	125,000		0	187,500
- Unexercisable Stock Options/SARs	0	0	9,834	(3)	0	44,253
Other Benefits

- Continuation of Medical, Dental and Vision Benefits	0	0	0		20,425	30,637
- Continuation of Other Benefits (other welfare benefits)	0	0	0		0	15,873
- Financial Planning Services(4)	0	0	0		0	10,000
- Outplacement Benefits	0	0	0		9,500	0
- Additional Company Contribution for Defined Contribution Plans Under the Management Continuity Agreement	0	0	0		0	139,300
Excise Tax Gross Up	0	0	0		0	841,906
SUB-TOTAL (Benefits Triggered Upon a Termination of Employment)	0	0	204,734		879,816	3,122,810
PLAN BALANCES/VESTED BENEFITS

Defined Contribution Plan(s) Balances (includes the Retirement Savings Plan and the Supplemental Retirement Benefit Plan)(5)	459,871	459,871	459,871		459,871	459,871
Present Value of Accrued Pension Benefit(6)	352,294	352,294	172,203 / 352,294	(7)	352,294	352,294
TOTAL (Includes Benefits that are Vested and Currently Payable to the Executive)	812,165	812,165	836,808 / 1,016,899	(7)	1,691,981	3,934,975

[1]	Retirement is generally defined as the executive’s attainment of age 55 with 10 years of service.

[2]	Assumes achievement of performance goals at the target level of performance.

[3]	Assumes a constant share price of $7.50, the closing sales price of our common shares on December 29, 2006.

[4]	Assumes the executive takes advantage of the maximum amount of available financial planning services.

[5]	Includes amounts disclosed in the “Aggregate Balance at Last FYE” column of the 2006 Nonqualified Deferred Compensation table.

[6]	The numbers shown in the table are illustrative only because lump sum payments are not available.

[7]	The first number represents payments received upon death and the second number represents payments received upon disability.

BERNARD P. BAERT(1)

	Voluntary
	Termination or							Involuntary
	Retirement(2)		Involuntary					Termination
	(No CIC; or,		Termination			Involuntary		without Cause or
	Following a CIC,		with Cause			Termination		for Good Reason
	without Good		(Including			without Cause		(Following a
	Reason)		Following a CIC)	Death/Disability		(No CIC)		CIC)
	($)		($)	($)		($)		($)

Cash Severance Benefit (salary continuation, multiple of annual incentive payments)	$0		$0	$0		$0		$0
Annual Incentive for Year of Termination	0		0	0		0		0
Cash LTIP-Vesting of Performance Units	58,500	(3)	0	58,500	(3)	0		175,500
Severance Pay Under Belgian Law	0		0	0		1,394,540	(7)	1,394,540	(7)
Equity Awards

- Restricted Stock	0		0	0		0		0
- Performance Shares (LTIP)	125,500		0	125,500		0		188,250
- Unexercisable Stock Options/SARs	8,250	(4)	0	8,250	(4)	0		37,125
Other Benefits

- Continuation of Medical, Dental and Vision Benefits	0		0	0		0		0
- Continuation of Other Benefits (other welfare benefits)	0		0	0		0		0
- Financial Planning Services(5)	0		0	0		0		8,000
- Outplacement Benefits	0		0	0		0		0
- Additional Company Contribution for Defined Contribution PlansUnder the Management Continuity Agreement	0		0	0		0		0
Excise Tax Gross Up	0		0	0		0		0
SUB-TOTAL (Benefits Triggered Upon a Termination of Employment)	192,250		0	192,250		1,394,540		1,803,415
PLAN BALANCES/VESTED BENEFITS

Defined Contribution Plan(s) Balances (includes the Retirement Savings Plan and the Supplemental Retirement Benefit Plan)(6)	292,182		292,182	292,182		292,182		292,182
Present Value of Accrued Pension Benefit	0		0	0		0		0
TOTAL (Includes Benefits that are Vested and Currently Payable to the Executive)	484,432		292,182	484,432		1,686,722		2,095,597

[1]	Based on a conversion rate of €1.00 = $1.25559.

[2]	Retirement is generally defined as the executive’s attainment of age 55 with 10 years of service.

[3]	Assumes achievement of performance goals at the target level of performance.

[4]	Assumes a constant share price of $7.50, the closing sales price of our common shares on December 29, 2006.

[5]	Assumes the executive takes advantage of the maximum amount of available financial planning services.

[6]	Includes amounts disclosed in the “Aggregate Balance at Last FYE” column of the 2006 Nonqualified Deferred Compensation table.

[7]	Assumes payments would be provided as required by Belgian law and not under the Severance Plan or Mr. Baert’s Continuity Agreement.

Compensation and Governance Committee Interlocks and Insider Participation

During 2006, none of our executive officers or Directors was a member of the Board of Directors of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the Commission.

Policy on Related Person Transactions

Under our Guidelines for Ethical Business Conduct, we prohibit all employees, including our officers and non-employee Directors from engaging in activities that would impact their ability to carry out their duties in an independent, objective fashion. We also have adopted a written “Policy for Review of Transactions Between the Company and Its Directors, Executive Officers and Other Related Persons.” This policy requires an initial review by our Chief Legal Officer, Chief Financial Officer and Ethics and Compliance Officer, in consultation with each other (the “Reviewing Team”), of all transactions, arrangements or relationships with us in which any Director, executive officer or other related person (including immediate family members of all related persons) has a direct or indirect material interest, which involve $50,000 or more. Further, the Audit Committee must review and approve any transaction that the Reviewing Team determines may be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Exchange Act of 1934 or any similar provision. In reviewing the related person transactions, the Reviewing Team and the Audit Committee consider the following factors: (1) whether the transaction is in conformity with our Guidelines for Ethical Business Conduct and is in our best interests; (2) whether the transaction would be in the ordinary course of our business; (3) whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; (4) the disclosure standards set forth in Item 404 of Regulation S-K under the Securities Exchange Act of 1934 or any similar provision; and (5) whether the transaction could call into question the status of any Director or Director nominee as an independent director under the rules of the New York Stock Exchange.

Report of the Compensation and Governance Committee

The Compensation and Governance Committee has reviewed and discussed the Compensation Discussion and Analysis set forth on pages 15 to 28 of this proxy statement with management and, based on this review, has recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in this proxy statement.

The Compensation and Governance Committee
of the Board of Directors

Farah M. Walters, Chairperson
J. Douglas Campbell
Carol A. Cartwright
Gale Duff-Bloom
Wayne R. Embry
Richard H. Fearon
Robert A. Garda
Gordon D. Harnett
Edward J. Mooney

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
      REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed Ernst & Young LLP as our independent registered public accounting firm to audit our financial statements for the current year. The Board of Directors recommends ratification of the Audit Committee’s appointment of Ernst & Young LLP.

The selection of Ernst & Young LLP as our independent registered public accounting firm is not required to be submitted to a vote of our shareholders for ratification. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of our independent auditors. The Board of Directors is submitting the appointment to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP, and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if our shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the our best interests and the interests of our shareholders. The affirmative vote of a majority of the shares voting on this proposal is required for ratification.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Shareholders. The representative will be given an opportunity to make a statement if desired and to respond to questions regarding Ernst & Young LLP’s examination of our consolidated financial statements and records for the year ended December 31, 2006.

Our Board of Directors unanimously recommends a vote FOR Proposal 2 to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2007.

Independent Registered Public Accountant Services and Related Fee Arrangements

Services provided by Ernst & Young LLP, our independent registered public accounting firm, and related fees in each of the last two fiscal years were as follows:

Audit Fees.  Audit services include the annual audit of the financial statements, the audit of internal controls over financial reporting, the reviews of our quarterly reports on Form 10-Q, the issuance of comfort letters, review of registration statements filed with the Securities and Exchange Commission and international statutory audits. Fees for audit services totaled $1,993,300 in 2006 and $1,780,100 in 2005. The Audit Committee pre-approved all audit services and related fee arrangements billed for 2006.

Audit-Related Fees.  Audit-related services principally include audits of businesses identified for divestment and audits of our employee benefit plans. Fees for audit-related services totaled $131,300 in 2006 and $188,000 in 2005. The Audit Committee pre-approved all audit-related fee arrangements billed for 2006.

Tax Fees.  Tax services include tax compliance, tax advice and tax planning. Fees for tax services totaled $546,900 in 2006 and $575,000 in 2005. The Audit Committee pre-approved all tax fee arrangements billed in 2006.

All Other Fees.  Other services principally include transitional support and advisory services related to our expatriate program. Fees for other services totaled $44,600 in 2006 and $60,000 in 2005. The Audit Committee pre-approved all other fee arrangements billed for 2006.

The Audit Committee pre-approves all audit and non-audit services and related fee arrangements performed by Ernst & Young. Unless a type of service Ernst & Young provides has received general pre-approval, it will require specific pre-approval by the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee may delegate pre-approval authority to one of its members. However, management has no authority to approve services performed by Ernst & Young that have not been pre-approved by the Audit Committee.

Ernst & Young will provide us a description of work scope and supporting back-up documentation regarding the specific services they will provide. At each meeting of the Audit Committee, the current year’s previously pre-approved independent auditor fees along with any proposed revisions will be presented for approval. Any interim requests between Audit Committee meetings to provide services that require separate pre-approval will be submitted to the Audit Committee by Ernst & Young and the Chief Financial Officer, or Controller, and must include a statement as to whether, in each of their views, the request is consistent with the Commission’s rules on auditor independence.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities to shareholders relating to the integrity of the company’s financial statements, the company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence and the performance of the company’s internal audit function and independent auditors. Management has the primary responsibility for the completeness and accuracy of the company’s financial statements and disclosures, the financial reporting process and the effectiveness of the company’s internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report with management and the independent auditors including any significant changes in the company’s selection or application of accounting principles. The Committee also reviewed and discussed with management and the independent auditors management’s report on internal controls over financial reporting, including the significance and status of control deficiencies identified by management and the results of remediation efforts undertaken, to determine the effectiveness of internal controls over financial reporting at December 31, 2006.

The Committee reviewed with the independent auditors, which have the responsibility for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles and applicable rules and regulations, their judgments as to the quality, not just the acceptability, of PolyOne’s critical accounting principles and estimates and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Committee also reviewed with the independent auditors their report on the company’s internal controls over financial reporting at December 31, 2006, including the basis for their conclusions. The Committee has discussed with the independent auditors the auditors’ independence from management and PolyOne, including the matters in the written disclosures required by the Independence Standards Board. In doing so, it has considered the compatibility of non-audit services with the auditors’ independence. The Committee has pre-approved all audit and non-audit services and fees provided to the company by the independent auditors. Based upon the Committee’s considerations, the Committee has concluded that Ernst & Young LLP is independent. The Committee discussed with PolyOne’s internal and independent auditors the overall scope and audit plans and evaluated their performance. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of PolyOne’s internal controls over financial reporting, and the overall quality of PolyOne’s financial reporting. The Audit Committee met nine times during 2006.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

The Committee has re-appointed Ernst & Young as independent auditors for the year 2007.

All members of the Audit Committee concur in this report.

The Audit Committee of
the Board of Directors

Gordon D. Harnett, Chairperson
Carol A. Cartwright
Richard H. Fearon
Robert A. Garda

February 19, 2007

GENERAL

Voting at the Meeting

Shareholders of record at the close of business on March 12, 2007, are entitled to vote at the meeting. On that date, a total of 92,863,243 common shares were outstanding. Each share is entitled to one vote.

The affirmative vote of a majority of the common shares represented and voting, in person or by proxy, at any meeting of shareholders at which a quorum is present is required for action by shareholders on any matter, unless the vote of a greater number of shares or voting by classes or series is required under Ohio law. Abstentions and broker non-votes are tabulated in determining the votes present at a meeting for purposes of determining a quorum. Shareholders will not be entitled to dissenter’s rights with respect to any matter to be considered at the Annual Meeting.

Directors are elected by a plurality of the votes of shares present, in person or by proxy, and entitled to vote on the election of Directors at a meeting at which a quorum is present. An abstention or a broker non-vote has the same effect as a vote against a Director nominee, as each abstention or broker non-vote would be one less vote in favor of a Director nominee. Holders of common shares have no cumulative voting rights. If any of the nominees listed on pages 3 through 4 becomes unable or declines to serve as a Director, each properly signed proxy card will be voted for another person recommended by the Board of Directors, however, we have no reason to believe that this will occur.

The affirmative vote of holders of at least a majority of the shares cast, in person or by proxy, is necessary for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. An abstention or broker non-vote will have no effect on this proposal as the abstention or broker non-vote will not be counted in determining the number of votes cast.

We know of no other matters that will be presented at the meeting, however, if other matters do properly come before the meeting, the persons named in the proxy card will vote on these matters in accordance with their best judgment.

Shareholder Proposals

Any shareholder who wishes to submit a proposal to be considered for inclusion in next year’s Proxy Statement should send the proposal to us, addressed to the Secretary, so that it is received on or before November 27, 2007. We suggest that all proposals be sent by certified mail, return receipt requested.

Additionally, a shareholder may submit a proposal for consideration at the 2008 Annual Meeting of Shareholders, but not for inclusion in next year’s Proxy Statement, if the shareholder gives timely written notice of such proposal in accordance with Regulation 8(c) of our Regulations. In general, Regulation 8(c) provides that, to be timely, a shareholder’s notice must be delivered to our principal executive offices not less than 60 nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting.

Our proxy materials for the 2007 Annual Meeting of Shareholders will be mailed on or about March 26, 2007. Sixty days prior to the first anniversary of this date will be January 26, 2008, and 90 days prior to the first anniversary of this date will be December 27, 2007. Our proxies for the 2008 Annual Meeting of Shareholders will confer discretionary authority to vote on any matter if we do not receive timely written notice of such matter in accordance with Regulation 8(c). For business to be properly requested by a shareholder to be brought before the 2008 Annual Meeting of Shareholders, the shareholder must comply with all of the requirements of Regulation 8(c), not just the timeliness requirements set forth above.

Proxy Solicitation

We are making this proxy solicitation and will bear the expense of preparing, printing and mailing this notice and proxy statement. In addition to requesting proxies by mail, our officers and regular employees may request proxies by telephone or in person. We have retained Morrow & Co., Inc., 445 Park Avenue, New York, NY 10022, to assist in the solicitation for an estimated fee of $6,500 plus reasonable expenses. We will ask custodians, nominees, and fiduciaries to send proxy material to beneficial owners in order to obtain voting instructions. We will, upon request, reimburse them for their reasonable expenses for mailing the proxy material.

We are mailing our Annual Report to Shareholders, including consolidated financial statements for the year ended December 31, 2006, to shareholders of record with this proxy statement.

For the Board of Directors
PolyOne Corporation

Wendy C. Shiba
Senior Vice President, Chief Legal Officer
and Secretary

March 21, 2007

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
		000004	000000000.000000 ext 000000000.000000 ext

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 10, 2007.

Vote by Internet • Log on to the Internet and go to www.investorvote.com

• Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	01 - J. Douglas Campbell	02 - Carol A. Cartwright	03 - Gale Duff-Bloom
		04 - Richard H. Fearon	05 - Robert A. Garda	06 - Gordon D. Harnett	+
		07 - Edward J. Mooney	08 - Stephen D. Newlin	09 - Farah M. Walters

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06	07	08	09
☐	For All EXCEPT — To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐

		For	Against	Abstain

2.	Proposal to ratify the appointment of Ernst & Young LLP as PolyOne’s independent registered public accounting firm for the year ending December 31, 2007.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments— Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.
☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

■	C 1234567890 1 U P X	J N T 0 1 2 6 1 6 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

March 21, 2007
To Our Shareholders:
You are cordially invited to attend the Annual Meeting of Shareholders to be held at The Forum Conference and Education Center, 1375 E. Ninth Street, Cleveland, Ohio, at 9:00 a.m. on Thursday, May 10, 2007.
The Notice of Annual Meeting of Shareholders and the Proxy Statement describe the matters to be acted upon at the meeting.
Regardless of the number of shares you own, your vote on these matters is important. Whether or not you plan to attend the meeting, we urge you to mark your choices on the attached proxy card and to sign, date and return it in the envelope provided. If you decide to vote in person at the meeting, you will have an opportunity to revoke your Proxy and vote personally by ballot.
If you plan to attend the meeting, please mark the box provided on the proxy card.

We look forward to seeing you at the meeting.
STEPHEN D. NEWLIN
Chairman of the Board, President and
Chief Executive Officer
▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — PolyOne Corporation

ANNUAL MEETING OF SHAREHOLDERS, MAY 10, 2007
This proxy is Solicited on Behalf of the Corporation’s Board of Directors
The undersigned hereby appoints Kenneth M. Smith, Wendy C. Shiba and W. David Wilson, and each of them jointly and severally, Proxies, with full power of substitution, to vote, as designated on the reverse side, all common shares of PolyOne Corporation held of record by the undersigned on March 12, 2007, at the Annual Meeting of Shareholders to be held on May 10, 2007, or any adjournment thereof.
The Board of Directors recommends a vote (1) “FOR” the election of the nominees to serve as Directors and (2) “FOR” the ratification of the appointment of Ernst & Young LLP as PolyOne Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2007. The shares represented by this Proxy will be voted as specified on the reverse side. If no direction is given in the space provided on the reverse side, this proxy will be voted “FOR” the election of the nominees specified on the reverse side and “FOR” the ratification of the appointment of Ernst & Young LLP as PolyOne Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2007.
PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.